UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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LODGIAN, INC.
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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326

March 17, 2008

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders to be held on Thursday, April 24, 2007, at 9:00 a.m., Eastern Time, at the Marriott Courtyard-Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Also included in the mailing is a copy of our 2007 Annual Report to Stockholders.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Sincerely yours,

Peter T. Cyrus
Interim President and Chief Executive Officer

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2008

To Our Stockholders:

Notice is hereby given that the annual meeting of stockholders of Lodgian, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, April 24, 2008, at the Marriott Courtyard-Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326, for the following purposes:

1. To elect seven directors to serve until the 2009 annual meeting of stockholders or until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent public auditors; and

3. To consider and act upon such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on March 10, 2008 as the record date for the determination of stockholders entitled to notice of and to vote on any matters which may properly come before the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to vote, sign, date and return the accompanying proxy as soon as possible. If you are planning to attend the annual meeting, please notify the corporate secretary.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

March 17, 2008
Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

References in this proxy statement to “Lodgian,” “we,” “us,” “our,” “our Company” and the “Company” refer to Lodgian, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our subsidiaries.

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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

PROXY STATEMENT

Our board of directors is soliciting your proxy in connection with our 2008 annual meeting of stockholders, which will be held on Thursday, April 24, 2008, commencing at 9:00 a.m., Eastern Time, at the Marriott Courtyard-Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the annual meeting in person. This proxy statement and the accompanying proxy card are being mailed to the holders of our common stock on or about March 17, 2008.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of common stock of Lodgian, Inc. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals so that you can make an informed decision.

When you sign the proxy card, you appoint Peter T. Cyrus and Daniel E. Ellis as your proxies to vote your shares of common stock at the annual meeting and at all adjournments or postponements of the meeting. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given. Other than the proposals described in this proxy statement, we do not know of any other matters that will be considered at the annual meeting. However, in the event that any other business properly comes before the annual meeting, the proxies will vote all shares represented by properly executed proxy cards in their discretion.

What am I voting on?

You are being asked to vote on the following proposals:

Proposal 1:	To elect seven directors to serve until the 2009 annual meeting of stockholders or until their successors are elected and qualified;

Proposal 2:	To ratify the appointment of Deloitte & Touche, LLP as our independent auditors.

Who is entitled to vote?

Our board of directors has fixed the close of business on March 10, 2008, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting. As of the record date of March 10, 2008, there were 22,426,061 shares of our common stock issued and outstanding that were held by approximately 1,703 stockholders of record. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

How many shares must be represented to have a quorum?

The holders of a majority of the total shares of our common stock outstanding on the record date, whether present at the annual meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy card will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all matters or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How many votes are required to approve the proposals?

With regard to the election of directors (Proposal 1), the seven nominees receiving the highest number of common stock votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. The affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is needed to approve the ratification of the appointment of independent auditors (Proposal 2).

With respect to the election of directors (Proposal 1), you have the opportunity to vote FOR any or all of the director nominees or WITHHOLD your vote as to any or all of the nominees. Because directors are elected by a plurality of the votes cast, a WITHHELD vote will have no impact on the election of directors. With respect to the ratification of the appointment of independent auditors (Proposal 2), you have the opportunity to vote FOR, AGAINST or ABSTAIN. Withheld votes, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. As a result, withheld votes, abstentions and broker non-votes will have the following effects on the outcome of each of the proposals to be considered at the annual meeting:

•	With respect to Proposal 1, withheld votes will have no impact on the outcome of the vote; because this year’s election is uncontested, and a director who receives any votes will be elected; and

•	With respect to Proposal 2, abstentions will have the same effect as a vote AGAINST the proposal, because passage of Proposal 2 requires the affirmative vote of a majority of the votes present at the meeting.

What if I return my proxy card but do not provide voting instructions?

If you sign and return your proxy card, but do not include instructions, your proxy will be voted FOR the election of each nominee for director identified in Proposal 1 and FOR Proposal 2. Additionally, your proxy will be voted in the discretion of the proxies with respect to any other business that properly comes before the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers and/or that you own shares of our common stock. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending written notice to our corporate secretary at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326;

•	Signing another proxy with a later date;

•	Authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy is counted); or

•	Voting in person at the meeting.

Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the election of directors (Proposal 1) and ratification of the appointment of independent auditors (Proposal 2). Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. If signed by your brokerage firm but not voted by you or by the broker, these shares are counted for purposes of establishing a quorum to conduct business at the meeting; these so-called “broker non-votes” will have no effect on the outcome of the vote with respect to Proposal 1 and will have the same effect as a vote against Proposal 2.

What happens if the annual meeting is postponed or adjourned?

If the annual meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the meeting all proxies will be voted in the same manner as they would have been voted at the original annual meeting. However, as described above, you may revoke your proxy and change your vote at any time before the reconvened meeting.

How do I vote?

You may vote by mail.  You do this by signing your proxy card and mailing it in the enclosed, prepaid and self-addressed envelope.

By Telephone and Internet Proxy.  All shareowners of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “projects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and the impact of those events on our business, financial condition, results of operations, cash flow, liquidity and prospects and are subject to many risks and uncertainties, including, among other things:

•	The effects of regional, national and international economic conditions;

•	Competitive conditions in the lodging industry and increases in room supply;

•	The effects of actual and threatened terrorist attacks and international conflicts in the Middle East and elsewhere, and their impact on domestic and international travel;

•	The effectiveness of changes in management and our ability to retain qualified individuals to serve in senior management positions;

•	Requirements of franchise agreements, including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions;

•	Our ability to complete planned hotel dispositions;

•	Seasonality of the hotel business;

•	The effects of unpredictable weather events such as hurricanes;

•	The financial condition of the airline industry and its impact on air travel;

•	The effect that Internet reservation channels may have on the rates that we are able to charge for hotel rooms;

•	Increases in the cost of debt and our continued compliance with the terms of our loan agreements;

•	The effect of self-insured claims in excess of our reserves, or our ability to obtain adequate property and liability insurance to protect against losses, or to obtain insurance at reasonable rates;

•	Potential litigation and/or governmental inquiries and investigations;

•	Laws and regulations applicable to our business, including federal, state or local hotel, resort, restaurant or land use regulations, employment, labor or disability laws and regulations; and

•	A downturn in the economy due to several factors, including but not limited to, high energy costs, natural gas and gasoline prices.

Any of these risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances or their impact on our business, financial condition, results of operations, cash flow, liquidity and prospects.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of March 5, 2008, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director and nominee for the board of directors, (iii) each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K), and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name	Shares(1)	Class(1)

Hotchkis and Wiley Capital Management, LLC(2)	3,014,109	13.4%
Key Colony Fund, LP(3)	2,945,100	13.1%
Oaktree Capital Management, LLC(4)	2,817,577	12.5%
Dimensional Fund Advisors LP(5)	2,095,705	9.3%
Davidson Kemper Partners(6)	2,062,967	9.2%
Donald Smith & Co., Inc.(7)	1,704,086	7.6%
BRE/HY Funding LLC(8)	1,326,909	5.9%
W. Blair Allen(9)	15,000	*
Stewart J. Brown(10)	25,466	*
Donna B. Cohen(11)	9,184	*
Peter T. Cyrus(12)	2,000	*
Daniel E. Ellis(13)	84,767	*
Paul J. Garity(14)	4,000	*
Stephen P. Grathwohl(15)	19,666	*
Michael J. Grondahl(3)	2,945,100	13.1%
Alex R. Lieblong(3)	2,945,100	13.1%
James A. MacLennan(16)	46,347	*
James R. McGrath(17)	13,647	*
Mark S. Oei(4)	2,817,577	12.5%
All directors, nominees and executive officers as a group (12 persons)(18)	5,979,420	26.6%

*	Less than one percent.

(1)	Ownership percentages are based on 22,487,404 shares of common stock outstanding as of March 5, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons has or have the right to acquire within 60 days.

(2)	The business address for Hotchkis and Wiley Capital Management, LLC is 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017-5439.

(3)	The shares of common stock include 2,921,600 shares owned by Key Colony Fund, LP, 8,500 shares owned by Lieblong & Associates, Inc., 7,000 shares held directly by Alex R. Lieblong and 8,000 shares owned directly by Michael J. Grondahl. Key Colony Management, LLC, Lieblong & Associates, Inc., Alex R. Lieblong and Michael J. Grondahl are affiliated with Key Colony Fund, LP but disclaim beneficial ownership of any shares not directly owned. Mr. Lieblong and Mr. Grondahl are directors of Lodgian. The business address for Key Colony Fund, LP, Alex R. Lieblong and Michael J. Grondahl is 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211. The nomination of Mr. Grondahl as a director of Lodgian was proposed by Key Colony Fund, LP in 2007.

(4)	The shares of common stock include 2,512,726 shares owned by OCM Real Estate Opportunities Fund II, L.P. (“OCM Fund II”), 267,855 shares owned by OCM Real Estate Opportunities Fund III, L.P. (“OCM Fund III”), 8,283 shares owned by OCM Real Estate Opportunities Fund IIIA, L.P. (“OCM Fund IIIA”) and 28,713 shares owned by a third party separate account (the “Account”). Oaktree is (x) the general partner of OCM Fund II, (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA, and (z) the investment manager for the Account. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III, OCM Fund IIIA and the Account. Oaktree disclaims any such beneficial ownership. The business address for Oaktree and Mr. Oei is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(5)	Dimensional Fund Advisors LP’s business address is 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	Davidson Kemper Partners’ business address is 65 East 55th Street, 19th Floor, New York, NY 10022.

(7)	Donald Smith & Co., Inc.’s business address is 152 W. 57th Street, 22nd Floor, New York, NY 10019.

(8)	BRE/HY’s business address is 345 Park Avenue, 31st Floor, New York, NY 10154.

(9)	Mr. Allen’s business address is P.O. Box 29, Little Rock, AR 72203.

(10)	This number includes 4,999 shares subject to exercisable options held by Mr. Brown and 1,667 shares of common stock subject to options vesting within the next 60 days. Mr. Brown’s business address is c/o Booz Allen Hamilton, 8251 Greensboro Drive, McLean, VA 22101.

(11)	This number includes 3,333 shares subject to exercisable options held by Ms. Cohen. Ms. Cohen’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, NE, Suite 700, Atlanta, GA 30326.

(12)	Mr. Cyrus’ business address is c/o Lodgian, Inc., 3445 Peachtree Road, NE, Suite 700, Atlanta, GA 30326. The nomination of Mr. Cyrus as a director of Lodgian was proposed by Oaktree Capital Management, LLC in 2007.

(13)	This number includes 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 54,163 shares subject to exercisable options held by Mr. Ellis as well as 9,167 shares subject to options vesting within 60 days. Mr. Ellis’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, GA 30326.

(14)	Mr. Garity’s business address is Real Estate Consulting Solutions, Inc., 880 Apollo Street, El Segundo, CA 90245. The nomination of Mr. Garity as a director of Lodgian was proposed by Oaktree Capital Management, LLC in 2007.

(15)	This number includes 4,999 shares subject to exercisable options held by Mr. Grathwohl and 1,667 shares subject to options that will become exercisable within 60 days. Mr. Grathwohl’s business address is c/o Burr Street Equities, LLC, 1178 Burr Street, Fairfield, CT 06824.

(16)	Mr. MacLennan’s business address is c/o Lodgian, Inc., 3445 Peachtree Rd., NE, Suite 700, Atlanta, GA 30326.

(17)	Mr. McGrath’s business address is c/o Lodgian, Inc., 3445 Peachtree Rd., NE, Suite 700, Atlanta, GA 30326.

(18)	This number includes 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 79,995 shares of common stock subject to exercisable options or options that will become exercisable within 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that our board of directors will consist of not less than six members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of Lodgian. The number of directors is currently set at eight; however, our board of directors has adopted a resolution reducing the size of the board from eight members to seven members, effective immediately upon completion of the annual meeting of stockholders to which this proxy statement relates. Directors are elected for a one-year term and hold office until the next annual meeting of stockholders and until their successors are appointed. The directors are elected by plurality vote which means that the seven director nominees receiving the highest number of affirmative votes at the annual meeting shall be elected to the board of directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Stewart J. Brown, Peter T. Cyrus, Paul J. Garity, Mark S. Oei, Michael J. Grondahl, Alex R. Lieblong, and W. Blair Allen have been nominated for election to the board of directors to hold office until the 2009 annual meeting of stockholders or until a successor has been duly elected and qualified. Each of these nominees has consented to be named as a nominee and to serve as a director if elected. Should a nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the board of directors may recommend. Management does not anticipate that such an event will occur.

The board of directors recommends a vote FOR each named nominee.

Information About the Nominees, Directors and Executive Officers

The table below sets forth the names and ages of each of the seven nominees for election as directors, one current director whose term expires in 2008 who is not standing for re-election and our other executive officers, as well as the positions and offices currently held by such persons with the Company. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Directors whose terms expire in 2008 who are nominated for re-election as directors:
Stewart J. Brown(1)(2)	60	Director
Alex R. Lieblong(3)(4)	57	Director
Paul J. Garity	55	Director
Peter T. Cyrus(4)	62	Director, Interim President and Chief Executive Officer
Michael J. Grondahl(1)(2)	39	Director
Mark S. Oei(1)(4)	39	Director
W. Blair Allen(4)	38	Director

Directors whose terms expire in 2008 who are not standing for re-election:
Stephen P. Grathwohl(2)	60	Director

Other Executive Officers:
James A. MacLennan	48	Executive Vice President and Chief Financial Officer
Daniel E. Ellis	39	Senior Vice President, General Counsel and Secretary
Donna B. Cohen	36	Vice President and Controller
James R. McGrath	47	Vice President of Hotel Operations

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

(4)	Member of the Executive Committee

Directors whose terms expire in 2008 who are nominated for re-election as directors

Stewart J. Brown, 60, has been a director of Lodgian and member of the audit committee since November 25, 2002. Since December 2002, he has been serving as a consultant with Booz Allen Hamilton, a global strategy and technology consulting firm. He was recalled to active duty as a Colonel in the United States Army on September 11, 2001 and served as Chief of the Crisis Action Team in the Army Operation Center at the Pentagon until he joined Booz Allen Hamilton in December 2002. COL Brown was commissioned in 1970 in the US Army Reserve and served in a variety of command and staff positions including as Director of Training and Education for the Army’s Strategic Management System. In his civilian life, Mr. Brown was involved in the commercial real estate business as a lender, portfolio manager, remedial real estate specialist, and consultant. Mr. Brown has held senior executive positions with both private and public corporations including Citibank and has extensive experience in strategic and tactical planning, operational implementation, crisis management and turnaround situations. Mr. Brown is a graduate of the University of California with a BS in Economics and a BA in Political Science and received his MBA from New York University.

Alex R. Lieblong, 57, has been a director of Lodgian since February 22, 2006. Mr. Lieblong began his investment career in 1977. In November 1998, Mr. Lieblong founded Key Colony Fund, a hedge fund, and is also a Principal of Lieblong & Associates, a financial advisory firm and broker/dealer, which he formed in 1997. Prior to starting Lieblong & Associates, Mr. Lieblong was a Vice President and Branch Manager of the Little Rock, Arkansas office for Paine Webber for over nine years. Prior to joining Paine Webber, Mr. Lieblong worked in investment advisory roles for Merrill Lynch and E.F. Hutton for five years. Mr. Lieblong is on the board of directors of Home Bancshares (NASDAQ: HOMB), and Ballard Petroleum, a private company in the energy industry.

Paul J. Garity, 55, has been a director of Lodgian since April 24, 2007. He also has been President of Real Estate Consulting Solutions, Inc., a company he established to provide consulting services to corporate real estate departments of Fortune 200 companies, and an Executive Director of REH Capital Partners, LLC, a consulting and transaction advisory firm specializing in hotels and resorts, for over five years. Previously, he was with the Real Estate and Hospitality Consulting Practice at Peat Marwick Mitchell, KPMG, KPMG Consulting and later Bearing Point (all successor firms to Peat Marwick) in Los Angeles for 22 years, where he was responsible for the Western Region practice after becoming a principal in 1984. Mr. Garity holds a master of business administration degree from the Amos Tuck School of Business at Dartmouth College and a bachelor of business administration degree from the University of Massachusetts.

Prior to his election as a director, Mr. Garity entered into a written agreement with OCM Real Estate Opportunities Fund II, LP, OCM Real Estate Opportunities Fund III, LP, and OCM Real Estate Opportunities Fund IIIA, LP, each an affiliate of Oaktree Capital Management, LLC (collectively, the “OCM Funds”) whereby the OCM Funds generally agreed to indemnify, defend and hold harmless Mr. Garity from and against any and all loses, claims, damages, liabilities, judgments, costs and expenses incurred by Mr. Garity arising out of Mr. Garity’s nomination as a director of Lodgian and election as a director of Lodgian for events which occurred after his nomination and prior to such election. The agreement further provided that the OCM Funds shall reimburse Mr. Garity for all reasonable expenses, and shall directly pay legal fees and expenses, incurred in the performance of Mr. Garity’s responsibilities as a nominee for director of Lodgian.

Mark S. Oei, 39, has been a director of Lodgian since August 8, 2007. He also has been a Managing Director of Oaktree Capital Management, LP, an investment company based in Los Angeles, California, since 2003. Prior to Oaktree, Mr. Oei was a Vice President at Morgan Stanley, where he was an acquisitions officer of the Morgan Stanley Real Estate Funds. Mr. Oei earned a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration from the Haas School of Business at the University of California at Berkeley.

Peter T. Cyrus, 62, has been a director of Lodgian since April 24, 2007 and has been Interim President and Chief Executive Officer of Lodgian since January 29, 2008. He also has been a co-owner of Montclair Hotel Investors, Inc., a hotel investment and management company based in suburban Chicago, since 1995. Previously, he was a Senior Vice President of Lazard Freres & Company, where he directed the Real Estate Group’s Chicago office and also headed the firm’s Hospitality Group on a world-wide basis. In preparation for his real estate career, Mr. Cyrus studied business administration at the University of Arizona and John Carroll University. Mr. Cyrus has been a senior member of the Urban Land Institute since 1978. He holds the designation of Certified Review Appraiser (CRA) from the National Association of Review Appraisers.

Prior to his election as a director, Mr. Cyrus entered into a written agreement with OCM Real Estate Opportunities Fund II, LP, OCM Real Estate Opportunities Fund III, LP, and OCM Real Estate Opportunities Fund IIIA, LP, each an affiliate of Oaktree Capital Management, LLC (collectively, the “OCM Funds”)

whereby the OCM Funds generally agreed to indemnify, defend and hold harmless Mr. Cyrus from and against any and all loses, claims, damages, liabilities, judgments, costs and expenses incurred by Mr. Cyrus arising out of Mr. Cyrus’ nomination as a director of Lodgian and election as a director of Lodgian for events which occurred after his nomination and prior to such election. The agreement further provided that the OCM Funds shall reimburse Mr. Cyrus for all reasonable expenses, and shall directly pay legal fees and expenses, incurred in the performance of Mr. Cyrus’ responsibilities as a nominee for director of Lodgian.

Michael J. Grondahl, 39, has been a director of Lodgian since April 24, 2007. He also has been a partner and analyst with the Key Colony Fund, a hedge fund in Little Rock, Arkansas, since April 2005. Prior to joining Key Colony Fund, Mr. Grondahl was a partner and analyst at RedSky Partners, a hedge fund firm in Minneapolis, Minnesota. Before joining RedSky Partners, Mr. Grondahl was a principal at US Bancorp Piper Jaffray, where he was a senior research analyst covering financial services and related stocks for five years. Mr. Grondahl was also an audit manager with Ernst & Young in Moscow, Russia for three years.

W. Blair Allen, 38, has been a director of Lodgian since January 29, 2008. He also has been the president of Robert M. Goff & Associates, a real estate development and management company in Little Rock, Arkansas with an emphasis on the hospitality industry, since 2004. Prior to his service as president, he served as Chief Financial Officer from 1996 until 2004. Mr. Allen holds a Bachelor of Arts degree from Washington & Lee University and a Masters of Business Administration degree from the University of Arkansas. Mr. Allen is on the board of directors of Centennial Bank, a local private bank based in Little Rock, Arkansas.

Director whose term expires in 2008 and who is not standing for re-election

Stephen P. Grathwohl, 60, has been a director of Lodgian since November 25, 2002. Mr. Grathwohl is also chairman of the Audit Committee of our board of directors. Mr. Grathwohl has been a principal and owner of Burr Street Equities, LLC, a boutique real estate advisory company, since 1997 and is a director and a member of the Audit Committee of ShoreBank, a commercial bank chartered by the State of Illinois and headquartered in Chicago, Illinois.

Executive Officers

James A. MacLennan, 48, was appointed executive vice president and chief financial officer of Lodgian on March 15, 2006. Prior to joining Lodgian, Mr. MacLennan was chief financial officer and treasurer of Buford, GA-based Theragenics Corporation, a NYSE-listed company that manufactures medical devices. Previously, Mr. MacLennan was executive vice president and chief financial officer with Lanier Worldwide, Inc., a publicly held $1.4 billion technical products company, where he was responsible for all corporate finance activities. He played a major role in taking Lanier public and listing it on the New York Stock Exchange, then later in finding a longer-term strategic solution for Lanier. Mr. MacLennan spent much of his early career in financial positions of increasing scope and responsibility in the oil and gas industry, most notably with Exxon Corporation and later with Noble Drilling. He received both graduate and post-graduate degrees from the University of the Witwatersrand in Johannesburg, South Africa.

Daniel E. Ellis, 39, joined Lodgian in July 1999 as senior counsel. In March 2002, he was promoted to senior vice president, general counsel and secretary. His primary duties for Lodgian include debt financings, asset sales and acquisitions, development, contract negotiation, litigation and compliance. Prior to joining Lodgian, Mr. Ellis served as an assistant district attorney for the State of Georgia where he was the lead attorney in over thirty jury trials. From 1997 to 1999, he worked in private practice, where he focused on representing hotel owners. Mr. Ellis holds a law degree from the University of Mississippi and a Masters of Business Administration degree from Mercer University.

Donna B. Cohen, 36, joined Lodgian in September 2005 and was appointed vice president and controller in January 2007. Prior to that, Ms. Cohen was vice president and assistant corporate controller for Certegy Inc., where she served in positions of increasing responsibility in accounting, financial reporting, and financial analysis from October 2001 through September 2005. Ms. Cohen also held managerial positions in financial reporting and analysis at other publicly traded companies, and served as an audit manager at Deloitte &

Touche LLP, a public accounting firm. Ms. Cohen is a Certified Public Accountant and is a graduate of North Carolina A&T State University, where she earned a Bachelor of Science degree in accounting.

James R. McGrath, 47, was appointed vice president of Hotel Operations in August 2007. Mr. McGrath is responsible for the daily operations of Lodgian’s hotels. In that role, he oversees regional operations management, sales and marketing and revenue management. Prior to joining Lodgian, Mr. McGrath was the chief operating officer for Oceans Resorts in Daytona Beach, FL. His nearly 25 year career also includes successful executive positions with Interstate Hotels as a vice president of operations/asset management, as the owner/operator of The Lighthouse Inn Resort and Conference Center in New London, CT.; as the chief operating officer for Meyer Jabara Hotels in Danbury, CT; and as the vice president of hotel operations for Bristol Hotels and Resorts in Dallas, TX. He began his hospitality industry career in his home town of Buffalo, New York while in high school. Over his career, Mr. McGrath has been directly responsible for nearly 250 hotels and resorts. He has successfully maximized profits with all industry assets types, including four-star resorts, destination conference centers, large urban convention properties, upscale suburban hotels, select service and extended stay assets, condominium hotel resorts, boutique hotels, independent hotels and midscale hotels with F&B. He has done this with all of the major brands including Marriott, Hilton, Starwood, Intercontinental Hotel Group, Wyndham and others. Mr. McGrath holds a Bachelor of Science from the Cornell University School of Hotel Administration.

Director Compensation

We pay the non-employee members of the board of directors a quarterly retainer of $6,000, as well as fees of $1,500 per board meeting, $1,000 per board committee meeting, and $500 per telephonic board or board committee meeting. We also reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. Directors who are employees do not receive any compensation for services performed in their capacity as directors.

On January 30, 2007, the Compensation Committee of the Company’s board of directors recommended, and the full board of directors adopted, the recommendation of the Company’s compensation consultant with respect to additional equity retainer compensation for outside directors. Recognizing the substantial additional time that members of the board and its several committees dedicated to the affairs of the Company during 2006 and the continuing time commitment of the board, and based on comparison with board compensation practices at other public companies, the board approved the award of 2,000 shares of restricted common stock to each non-employee member of the board for service during 2007; an additional 2,000 shares to each member of the board who also serves on the Audit Committee; and an additional 1,000 shares to each member of the board who serves on the Compensation Committee. The shares were awarded on February 12, 2007 and vest in annual increments over the next three years, commencing January 30, 2008. In view of the fact that no option, restricted stock or other awards were made or incremental compensation paid to the members of the Company’s board of directors for service in 2006, the board also approved awards, identical to the equity retainer award described above for the 2007 fiscal year, for 2006 service by non-employee members of the board, its Audit Committee and its Compensation Committee. These restricted shares were also awarded on February 12, 2007 and have the same vesting schedule as described above. The restricted shares were awarded pursuant to the Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc. (the “Stock Incentive Plan”). The total number of shares awarded to members of the board for 2006 and 2007 service was 46,000.

On January 29, 2008, the Compensation Committee again approved an award of restricted stock to the Company’s non-employee directors based upon the formula that was adopted in 2007. In addition, in recognition of the fact the board of directors formed an Executive Committee on August 22, 2007, the Compensation Committee awarded the current non-employee members of the Executive Committee 1,000 shares of restricted stock. Furthermore, the Compensation Committee approved the award of 2,000 restricted shares of the Company’s common stock to each of Messrs. Cyrus, Garity and Grondahl, in recognition of the fact that each of these directors were elected to the Company’s board of directors at the annual meeting of stockholders in April 2007, but did not receive the award of 2,000 restricted shares of the Company’s common stock that was granted to each of the other non-employee members of the Company’s board of directors on February 12, 2007. 24,000 shares were thus granted to board members on February 12, 2008. These shares will vest over three years in equal annual installments beginning on January 30, 2009.

Board of Directors and Committees

Our board of directors currently consists of eight directors, all of whom, other than Mr. Cyrus, are “independent” as defined under the corporate governance rules of AMEX. Our board of directors has adopted a resolution reducing the size of the board from eight members to seven members, effective immediately upon completion of the annual meeting of stockholders to which this proxy statement relates. Of the seven nominees for election as directors at the annual meeting of stockholders, all are “independent” as defined under the corporate governance rules of AMEX, with the exception of Mr. Cyrus, as he is currently an employee of the Company acting as its interim president and chief executive officer.

In addition to evaluating whether each board member satisfies the independence standards of the American Stock Exchange, the board also considered certain relationships and other arrangements. In determining the independence of Mr. Oei, the board of directors considered the fact that he is an employee of Oaktree Capital Management, LLC, a stockholder of Lodgian. In determining the independence of Mr. Lieblong, the board of directors considered the fact that he is the principal of Key Colony Fund, LP, a stockholder of Lodgian. In determining the independence of Mr. Grondahl, the board of directors considered the fact that Mr. Grondahl is employed by Key Colony Management, LLC, an affiliate of Key Colony Fund, LP, and works for Mr. Lieblong. Although Mr. Grathwohl is not standing for reelection to the board of directors, the board has also previously determined that he qualifies as an independent director. In determining the independence of Mr. Grathwohl, the board of directors considered the fact that Mr. Grathwohl and his company, Burr Street Equities, LLC, formerly provided consulting services for Oaktree Capital Management, LLC. Mr. Grathwohl has not provided any such services since March 2007. Before being named interim president and chief executive officer in January, 2008, the board previously determined that Mr. Cyrus was also an independent director. In making this determination, the board considered the fact that Mr. Cyrus’ firm, Montclair Hotel Investors, Inc., manages and has co-investments in certain hotels with affiliates of Oaktree Capital Management, LLC, a shareholder of Lodgian.

Additionally, certain other directors, including Russel S. Bernard, Sean F. Armstrong, Kevin C. McTavish and Sheryl E. Kimes served on the Company’s board during some portion of 2007. The Company had previously considered certain relationships and other arrangements relating to certain of these board members in its analysis of whether they were independent. In determining the independence of Messrs. Armstrong and Bernard, the board of directors considered the fact that they were employed by Oaktree Capital Management, LLC, a stockholder of Lodgian, while they served as directors of Lodgian (Mr. Armstrong resigned as a managing director of Oaktree Capital Management, LLC in January 2006 and Mr. Bernard resigned as a principal of Oaktree Capital Management, LLC in November 2005).

All of the aforementioned relationships were disclosed to the board of directors and the board found that such relationships did not impair the independence of any of these individuals.

The board of directors held twenty-four meetings and took action one time by unanimous written consent during the fiscal year ended December 31, 2007. Each of the incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which he or she served. Because we schedule our spring meeting of the board of directors in conjunction with the annual meeting of stockholders, directors normally attend each annual meeting. The 2007 annual meeting was attended by all of the directors then serving or standing for election at the meeting.

In compliance with the AMEX corporate governance rules, the independent members of the board of directors will at least annually schedule an executive session without the non-independent directors or management. In 2007, the board of directors held one such meeting.

During 2007, the board of directors maintained four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

Audit Committee.  The Audit Committee currently consists of Stephen P. Grathwohl (Chairman), Stewart J. Brown and Michael J. Grondahl. The committee met five times during fiscal year 2007 and took action one time by unanimous written consent during fiscal year 2007. The Audit Committee is responsible, under its written charter, for:

•	Engaging independent auditors to audit our financial statements and perform other services related to the audit, including determining the compensation to be paid to such independent auditors;

•	Reviewing the scope and results of the audit with the independent auditors;

•	Preapproving all non-audit services provided to Lodgian by the independent auditors;

•	Periodically assessing the independence of Lodgian’s auditors;

•	Reviewing and discussing with management and the independent auditors quarterly and annual financial statements, audit results and reports;

•	Establishing guidelines for our internal audit function and periodically reviewing the adequacy of our internal controls;

•	Establishing clear policies for Lodgian to follow in hiring employees or former employees of the independent auditors;

•	Reviewing and periodically updating our Policy on Business Ethics;

•	Considering changes in accounting practices;

•	Reviewing any correspondence, report, complaint or concern that raises issues regarding our financial statements or accounting policies and establishing procedures for (1) the receipt, retention and treatment of such complaints, and (2) the confidential, anonymous submission by employees of such concerns, and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

The board of directors has determined that the Audit Committee Chairman, Mr. Grathwohl, qualifies as an audit committee financial expert and that all members of the Audit Committee are independent under the AMEX corporate governance rules and applicable law. The Audit Committee Charter is posted in the Investor Relations section of our website, www.lodgian.com.

Compensation Committee.  The Compensation Committee consists of Mark S. Oei (Chairman), Stewart J. Brown, and Michael J. Grondahl. It met eight times and took action one time by unanimous consent during 2007. The principal functions of the Compensation Committee are to approve or, in some cases, to recommend to the board of directors, remuneration arrangements and compensation plans involving our directors and executive officers, review bonus criteria and bonus recommendations, review compensation of directors and administer our Stock Incentive Plan and the Lodgian, Inc. Executive Incentive Plan (the “Executive Incentive Plan”) or (“EIP”). The board of directors has determined that all members of the Compensation Committee are independent under the AMEX corporate governance rules. The Compensation Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com.

Nominating Committee.  Prior to Mr. Cyrus’ appointment as interim president and chief executive officer, the Nominating Committee consisted of Alex R. Lieblong and Peter T. Cyrus. The board of directors is expected to replace Mr. Cyrus on the Nominating Committee at its next regularly scheduled meeting. The board of directors has determined that Mr. Lieblong is independent under the AMEX corporate governance rules. The Nominating Committee is responsible for assisting the board of directors in identifying, screening and recommending qualified candidates to serve as directors. The Nominating Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com. The Nominating Committee met one time during 2007.

Executive Committee.  The Executive Committee consists of Peter T. Cyrus (Chairman), Alex R. Lieblong, W. Blair Allen and Mark S. Oei. The Executive Committee is responsible for discharging the responsibilities of the full board of directors, subject to certain limitations set forth in its charter. The Executive Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com. The Executive Committee met one time in 2007 and also conducted site visits to several of our hotels.

Code of Ethics

Our board of directors has adopted a code of ethics entitled “Lodgian’s Policy on Business Ethics” that is applicable to all of our directors, executive officers and employees. We have posted the policy in the Investor Relations section of our website, at www.lodgian.com.

Director Nominations

The Nominating Committee of the board of directors is responsible under its charter for identifying qualified candidates for election to the board prior to each annual meeting of the stockholders. In addition, stockholders who wish to recommend a candidate for election to the board may submit such recommendation to the secretary of Lodgian. Any recommendation must include the name, age, business address, residence address, principal occupation, number of shares of capital stock owned, and other pertinent information on each proposed candidate and must be received in writing not earlier than January 23, 2009 nor later than February 23, 2009 for consideration by the Nominating Committee for the 2009 annual meeting of stockholders.

Although the Nominating Committee is willing to consider candidates recommended by stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Nominating Committee believes that a formal policy was not necessary or appropriate because of the small size of the board and because of our concentrated stockholder base.

The Nominating Committee has not prescribed any specific minimum qualifications that must be met by a candidate for election to the board of directors in order to be considered for nomination by the committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background, skills and other qualifications, as well as any other factors that the candidate may be able to bring to the board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with the board of directors. Such parties can contact the board by email in the “Contact Us” section of our website at www.lodgian.com or by mail at: Lodgian Board of Directors, 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326. All communications made by email will be received directly by the Chairman of the Audit Committee and by our general counsel, who will then decide on appropriate steps to be taken with regard to the matter. Any correspondence mailed to the Company will be reviewed by our general counsel, who will then decide on appropriate steps to be taken with regard to the matter.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of Lodgian or any of our subsidiaries, and no Lodgian executive officer has served as a director or a member of the compensation committee of any company whose executive officers served as a director or a member of the Compensation Committee of Lodgian.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides aggregate information regarding grants under all equity compensation plans of Lodgian through December 31, 2007:

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon			Future Issuance Under
	Exercise of Outstanding		Weighted-Average	Equity Compensation
	Options, Restricted		Exercise Price of	Plans (Excluding
	Stock Units,		Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights		Warrants and Rights	in 1st Column)

Equity compensation plans approved by security holders	212,408(1	)(2)	$10.60	2,536,666(2)
Equity compensation plans not approved by security holders	—		—	—

(1)	All of the awards have been granted under the Stock Incentive Plan.

(2)	After taking into account the outstanding options, the exercised options and the shares of restricted common stock, as of December 31, 2007, we had 2,536,666 shares of common stock available for grant under the Stock Incentive Plan.

Other Information

On January 31, 2008, the Compensation Committee awarded an additional 76,500 shares of restricted stock to certain executive officers and other employees. Additionally, on February 12, 2008, the Compensation Committee awarded certain board members a total of 24,000 restricted shares.

For additional information regarding the Stock Incentive Plan, please see the “Executive Compensation — Compensation Discussion and Analysis — Objectives and Philosophy of Compensation Program — Incentive Compensation — Stock Incentive Plan” section of this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) during the last completed fiscal year. We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash bonuses, equity incentive compensation and benefits programs. Our compensation policies are designed to provide competitive levels of compensation that integrate remuneration with our short-term and long-term performance goals, to reward corporate performance and recognize individual initiative and achievement.

Objectives and Philosophy of Compensation Program

General

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of non-employee directors.

Our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	provide a competitive compensation package through the integration of pay-for-performance incentives, in which total compensation is determined by Company results and the creation of stockholder value; and

•	compensate our executives to manage our business to meet our long-term objectives.

To assist management and the Compensation Committee in assessing and determining competitive compensation packages for the calendar years ended December 31, 2007 and ending December 31, 2008, the Compensation Committee engaged compensation consultants Towers Perrin in January 2008. Towers Perrin provided the Compensation Committee with recommendations as to the appropriate cash and equity awards for our executive officers related to performance during the year ended December 31, 2007, as well as recommendations as to the appropriate base salary adjustments for our executive officers for the year ending December 31, 2008. Prior to working with Towers Perrin, the Compensation Committee had worked with Mercer Human Resource Consulting.

Compensation Process and Market Comparison

In order to attract and retain executives with the ability and the experience necessary to develop our Company and deliver strong performance to our stockholders, we attempt to provide a total compensation package to our executive officers that is competitive with the total compensation packages provided by other public and private companies with comparable revenues.

Appropriate salary and incentive levels for our named executive officers in 2007 and 2008 are based in part on comparative industry data and a determination of the compensation paid to persons occupying similar offices in other companies of a similar size to Lodgian. Specifically, in determining discretionary bonus awards for our executive officers related to 2007 performance, and in determining 2008 salaries for our executive officers, our Compensation Committee reviewed survey data provided by Towers Perrin regarding the compensation paid to executive officers of public and private companies with revenues comparable to our revenues (1) across a broad range of businesses and industries and (2) within the leisure and hospitality services industry. In addition to the survey data provided by Towers Perrin, our Compensation Committee reviewed the individual recommendations of Edward J. Rohling (our president and chief executive officer at that time), which were generally based upon each executive officer’s individual performance, the Company’s overall financial performance, each executive officer’s efforts and contributions toward our overall financial performance, the executive officer’s experience and his or her potential for advancement. In determining 2007 incentive and 2008 base salary compensation, the Compensation Committee also relied on the assessment by Mr. Rohling of the individual performance of each executive officer and also considered the performance of the Company.

All elements of compensation of our executive officers are reviewed and approved on an annual basis by our Compensation Committee, subject to the terms of each executive officer’s employment agreement, as described below. In the beginning of each year, our chief executive officer provides our Compensation Committee with recommendations regarding each other executive officer’s compensation for the coming year. The Compensation Committee then reviews these recommendations in light of the most recent market comparison data that has been provided, and after consultation with our compensation consultant, determines the appropriate compensation for each individual. The Compensation Committee also determines the appropriate compensation for our chief executive officer.

Base Salaries

We provide the opportunity for our executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to performance risk. In addition to market comparison, the base salaries of our executive officers are based on various quantitative and qualitative considerations regarding corporate and individual performance. An executive’s base salary is determined only after an assessment of his or her sustained performance, the results of such individual’s efforts on the overall performance of the Company, current salary in relation to an objective salary range for the executive’s job responsibilities and his or her experience and potential for advancement. Furthermore, in establishing base salaries for our executive officers, the Compensation Committee considers numerous other factors, including the following:

•	Cost-of-living and other local and geographic considerations;

•	Consultation with other Lodgian executives;

•	Hospitality industry and job-specific skills and knowledge;

•	Historical and expected contributions to our performance; and

•	Level, complexity, breadth and difficulty of duties.

For the year ended December 31, 2007, base salaries accounted for approximately 54% of total compensation for our chief executive officer and 56% on average for our other named executive officers, including Mr. McGrath, who became an executive officer in January 2008. Such calculations are based upon only those named executive officers who were employed by the Company as of December 31, 2007.

Incentive Compensation

Purpose

We believe that a significant portion of our executive officers’ compensation should be variable, based on individual and Company performance, and thus, we provide the opportunity for our executive officers to earn annual cash and equity incentive awards. We provide these opportunities to attract and retain an appropriate caliber of talent for the position, to link compensation to the long-term growth of the Company, and to motivate executives to achieve our business goals and increase the value of our shares. We also believe that a significant portion of our executive officers’ compensation should be provided through equity awards. Our equity incentive awards, and the vesting of those awards over time, provides employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Such equity awards are also less costly to us in the short term than cash compensation.

Stock Incentive Plan

Awards totaling 3,301,058 shares of common stock may be granted to our directors, officers or other key employees or consultants under our Stock Incentive Plan. Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards or other awards determined by our Compensation Committee.

Stock options granted pursuant to the Stock Incentive Plan cannot be granted at an exercise price which is less than 100% of the fair market value per share on the date of the grant. For accounting purposes, we apply the guidance in Statement of Financial Accounting Standards 123 (revised December 2004) (“SFAS 123(R)”) to record compensation expense for our stock option grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards, as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Recipients of options generally do not recognize income, and we are not entitled to take a deduction, upon the issuance by us of options exercisable into stock. Unless the stock options are incentive stock options under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), recipients of stock options recognize taxable income from such awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the recipient’s income, and the amount we may deduct, is equal to (i) the difference between the common stock price when the stock options are exercised and the exercise price (ii) multiplied by the number of stock options exercised. We do not pay or reimburse any recipient for any taxes due upon exercise of stock options. Generally, recipients of incentive stock options do not recognize gain or loss upon the receipt or exercise of an incentive stock option and we are not entitled to any deduction upon the issuance or exercise of any such options.

Unless a recipient of a restricted stock award timely files an election to accelerate the recognition of income with respect to a restricted stock award, a recipient of a restricted stock award will recognize taxable income when the award is no longer subject to substantial risk of forfeiture. We generally receive a corresponding tax deduction in the taxable year in which all risks of forfeiture lapse or in the taxable year in which the award is granted if the recipient files a timely election to accelerate recognition of income. The amount included in the recipient’s income, and the amount we may deduct, is equal to the fair market value of the shares on the date all risks of forfeiture lapse, or on the date of grant if the recipient timely elects to accelerate the recognition of income from the issuance of the restricted stock award.

The Stock Incentive Plan is administered by our Compensation Committee, which has full power and authority (i) to select the directors, officers, key employees or consultants who participate in the Stock Incentive Plan, (ii) to make awards to such participants, and (iii) to determine the terms and conditions of each award, including those related to vesting, forfeiture, payment and exercisability. In determining the type of award to be granted under the Stock Incentive Plan, our Compensation Committee considers the tax and accounting effects on both the Company and the recipient of such awards.

We use the Stock Incentive Plan to attract new employees through the provision of initial grants, to retain experienced executive officers and other key employees, to motivate and reward any extraordinary efforts by our executive officers and key employees, to provide compensation for contributions to our growth and profits, to encourage ownership of our stock by our directors, our executive officers and other key employees, and to provide a compensation package that is competitive in the marketplace.

Prior to 2006, our Compensation Committee relied mainly on equity awards in the form of stock options to provide for long-term equity compensation. Since that time, the Compensation Committee has preferred to provide equity awards in the form of restricted stock. This reduction in the use of stock option awards coincides with the tax compliance costs, changes in Generally Accepted Accounting Principles, and increased regulatory scrutiny related to stock options. Our Compensation Committee also believes that restricted stock awards better align the interests of their holders to the stockholders of the Company.

As of February 28, 2008, options to purchase 207,410 shares of our common stock were outstanding under the Stock Incentive Plan. Additionally, as of February 28, 2008, 175,038 shares of restricted stock were outstanding pursuant to awards under the Stock Incentive Plan. After taking into account the outstanding options, previously exercised options and shares of restricted stock that we have issued under the Stock Incentive Plan, and net of shares withheld for tax purposes, as of February 28, 2008, we had 2,449,312 shares of common stock reserved and available for grant under the Stock Incentive Plan.

Lodgian, Inc. Executive Incentive Plan (Covering the Calendar Years 2006-2008) (“EIP”)

On January 31, 2006, the Compensation Committee adopted the EIP (covering the calendar years 2006-2008), and our stockholders approved the EIP at our 2006 annual meeting of stockholders. Each of the Company’s named executive officers on December 31, 2007, except for Mr. Rohling (our president and chief executive officer at that time), as well as other key employees, are participants under the EIP. The EIP provides executives with the opportunity to receive cash and equity compensation based upon the Company’s achievement of certain EBITDA and/or stock price thresholds. EBITDA was used by the Company in the EIP because it is a widely used hotel industry measurement of performance. However, even in the absence of achieving EBITDA goals, the Company believes that the attainment of certain stock price thresholds should be rewarded through bonuses, as increases in the price of our common stock are directly beneficial to our stockholders. In addition, because the EBITDA targets are tied to our continuing operating hotels, the Company believes it is important to award performance designed to improve the overall value of the Company, including decisions related to our “held for sale” assets that do not contribute to the Company’s continuing operating hotels’ EBITDA.

The EIP was designed to mirror the EBITDA and stock price thresholds agreed to between Mr. Rohling and the Company and incorporated into Mr. Rohling’s employment agreement. Mr. Rohling’s employment agreement was entered into on July 12, 2005 and negotiated at arm’s length with the Company’s Compensation Committee. The Compensation Committee reviewed competitive market data during such negotiations in an effort to ensure that Mr. Rohling’s compensation package was similar to the compensation paid to chief executive officers of the Company’s competitors as well as to chief executive officers of other public companies of a similar size to Lodgian. In negotiating the EBITDA and stock price thresholds to be used in Mr. Rohling’s employment agreement, the Compensation Committee examined the views of independent stock analysts regarding the potential value of our shares and performed independent research regarding the performance and stock price of other companies in our market.

The EBITDA and stock price thresholds provided in Mr. Rohling’s employment agreement covered the years 2005-2008. Identical EBITDA and stock price thresholds from Mr. Rohling’s employment agreement for the years 2006-2008 were incorporated into the EIP for the other Lodgian executives and key personnel.

Under the EIP, a participant may earn a cash bonus in the event the Company achieves at least 90% of the target EBITDA. Cash awards increase to the extent that the Company’s EBITDA exceeds the targets. Participants may also earn awards of restricted shares of the Company’s common stock if the Company either achieves at least 100% of its EBITDA target or if the price of the Company’s common stock reaches certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. The stock price thresholds increase every year from 2006-2008. Participants may earn an additional restricted stock award if the Company achieves 110% or more of its EBITDA targets for any given year or in the event substantially all of the assets of the Company are sold or a merger is consummated for at least a 20% premium over the stock price threshold applicable to each year.

The actual amount of cash bonuses or awards of restricted shares that are due to each individual participant in the EIP is determined as part of the negotiation process during the hiring of each executive officer and approved by the Compensation Committee.

All grants of restricted shares of the Company’s common stock under the EIP vest in three equal installments beginning on the first anniversary of the date of grant and are governed by the terms and conditions of the Stock Incentive Plan, subject to the terms of any applicable employment agreements, which may provide for accelerated vesting in certain situations.

Pursuant to the terms of the EIP, no bonuses or awards were earned under such plan for the year ended December 31, 2007.

The Compensation Committee, with the assistance of outside consultants Towers Perrin, is currently reviewing the EIP to determine whether changes need to be made to revise the plan in order for the program to motivate executives to achieve our business goals and increase the value of our shares.

Discretionary Awards

Under the Stock Incentive Plan, our Compensation Committee may award equity to our executive officers on a discretionary basis not tied to the achievement of specified goals. We believe that the provision of such discretionary awards is necessary to retain experienced executive officers, to motivate and reward any extraordinary efforts by our executive officers, and to provide a compensation package to our executive officers that is competitive within a selected peer group of companies. We also believe that such discretionary awards may be necessary in light of the negative effects of any external events that are outside the control of our executive officers, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. Such awards also may be appropriate in light of the short-term negative effects of any strategic initiatives undertaken by us with an expectation of improving the Company’s long-term financial performance.

Our Compensation Committee determined that discretionary awards were warranted for the year ended December 31, 2007, in light of the business initiatives undertaken by the Company. In November 2006, we announced a strategic initiative to reconfigure our hotel portfolio. In accordance with this initiative, we sold two hotels and identified 12 additional hotels for sale in November and December 2006. During 2007, we sold

23 hotels which had previously been identified for sale. On January 22, 2007, we initiated a review of strategic alternatives to enhance stockholder value. Our executive officers were heavily involved in these difficult initiatives, and our Compensation Committee determined that discretionary awards of cash and equity were necessary in order to motivate and reward the executive officers for these initiatives.

In determining the amount of discretionary awards for the calendar year ended December 31, 2007, our Compensation Committee also reviewed available comparative industry data from Towers Perrin regarding the salaries and bonus awards of executives of companies of a comparable size to Lodgian, based upon revenue. In addition, with respect to discretionary awards provided to our executive officers other than Mr. Rohling, our Compensation Committee reviewed the individual recommendations of Mr. Rohling, our former president and chief executive officer, which were generally based upon each executive officer’s individual performance, the Company’s overall financial performance, each executive officer’s efforts and contributions toward our overall financial performance, the executive officer’s experience and his or her potential for advancement. Our Compensation Committee then determined the amount of any discretionary awards for each of our executive officers.

Discretionary Awards Under the Stock Incentive Plan

Our Compensation Committee determined that the stability of our group of executive officers during our ongoing business initiatives was extremely important. Thus, on the basis of certain of our named executive officers’ performance during the year ended December 31, 2007 and in order to provide them with an additional incentive to stay with us while the Company continues its analysis and pursuit of the maximization of stockholder value, our Compensation Committee awarded the following discretionary equity bonuses:

•	Mr. MacLennan was awarded 10,000 shares of restricted stock (vesting over a two-year period).

•	Mr. Ellis was awarded 10,000 shares of restricted stock (vesting over a two-year period).

•	Mr. McGrath was awarded 10,000 shares of restricted stock (vesting over a two-year period).

•	Ms. Cohen was awarded 3,000 shares of restricted stock (vesting over a two-year period).

All of these restricted stock awards were granted on January 22, 2008. Based upon a per share value on the date of grant of $8.90, the total value of the restricted shares awarded to Mr. MacLennan was $89,000, the total value of the restricted shares awarded to Mr. Ellis was $89,000, the total value of the restricted shares awarded to Mr. McGrath was $89,000, and the total value of the restricted shares awarded to Ms. Cohen was $26,700.

Discretionary Cash Awards

In addition to the discretionary equity awards that were granted, for the reasons discussed above and on the basis of each of our named executive officers’ performance during the year ended December 31, 2007 and during our initiatives to maximize stockholder value, our Compensation Committee awarded the following discretionary cash bonuses:

•	Mr. MacLennan was awarded $120,000.

•	Mr. Ellis was awarded $120,000.

•	Mr. McGrath was awarded $90,000.

•	Ms. Cohen was awarded $45,000.

Total Compensation Comparison

For the year ended December 31, 2007, bonuses accounted for approximately 25% of total compensation for our president and chief executive officer at the time, Edward J. Rohling, and 32% on average for our other named executive officers serving on December 31, 2007, and including Mr. McGrath who was appointed an executive officer in January 2008. Such calculations are based upon only those named executive officers who were employed by the Company as of December 31, 2007 and include compensation expenses reported by the Company for certain stock options granted to such officers prior to 2007.

Other Benefits and Perquisites

Executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long and short-term disability insurance. In addition, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) plan. We match contributions made by our employees to our 401(k) plan on a dollar-for-dollar basis up to 3% of the employee’s base salary, and for the next 2% of the employee’s base salary, we match $0.50 for each dollar contributed by the employee. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and for the year ended December 31, 2007, no material perquisite benefits were granted to any of our executive officers. In addition, we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Regulatory Considerations

We have attempted to create compensation packages, including the Stock Incentive Plan and Executive Incentive Plan, that minimize federal income tax implications for individuals. However, we recognize that taxes and penalties may be imposed under several sections of the Internal Revenue Code, including Sections 280G and 409A. To the extent that Section 280G of the Internal Revenue Code may impose taxes in the case of a change in control of the Company, our Compensation Committee has determined to provide additional compensation to certain individuals to gross them up for the additional amount of such taxes.

Section 162(m) of the Internal Revenue Code generally limits the deduction allowable to us for compensation paid to our chief executive officer and each of the three other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Employment Agreements, Severance Benefits and Change in Control Provisions

Lodgian has entered into employment agreements with each of its named executive officers, except for Mr. Cyrus, who was named interim president and chief executive officer on January 29, 2008. In general, the Company entered into these agreements in order to ensure that the respective personnel would perform their roles within the Company for an extended period of time. In addition, the Company considered the critical nature of each officer’s position and the Company’s need to retain such personnel when the Company committed to the employment agreements.

Edward Rohling — Former President & Chief Executive Officer

On April 23, 2007, Lodgian entered into an Amended and Restated Executive Employment Agreement (the “Rohling Employment Agreement”) with its president and chief executive officer, Edward J. Rohling. The Rohling Employment Agreement replaced the previous employment agreement entered into between the Company and Mr. Rohling dated July 12, 2005. On January 29, 2008, Mr. Rohling resigned his position as president & chief executive officer and as a member of the board of directors. The following describes the Rohling Employment Agreement as well as the terms of the separation and release agreement entered into between Mr. Rohling and Lodgian effective January 29, 2008.

The term of the Rohling Employment Agreement was to be from July 15, 2005 through December 31, 2008. The agreement provided for a base salary of $577,500 plus increases of not less than 5% per year on each anniversary of the agreement. In 2007, Mr. Rohling’s base salary was $590,164. In addition, the Rohling

Employment Agreement provided for minimum bonuses of $110,000 for 2005 and $220,000 for each of 2006, 2007 and 2008. For the year ended December 31, 2005, Mr. Rohling received a cash bonus of $200,000 ($90,000 of which was a discretionary award granted by our Compensation Committee; $110,00 of which was guaranteed by his employment agreement), which was paid on May 1, 2006. For the year ended December 31, 2006, Mr. Rohling received a cash bonus of $330,000 ($110,000 of which was a discretionary award granted by our Compensation Committee and was paid on February 5, 2007; $220,000 of which was guaranteed by his employment agreement and was paid on May 1, 2007). Mr. Rohling earned a minimum cash bonus of $220,000 for 2007 pursuant to his Rohling Employment Agreement. The Rohling Employment Agreement further provided for a signing bonus of $594,000 in cash and 75,000 shares of restricted stock issued under the Company’s Stock Incentive Plan. The signing bonus was paid when Mr. Rohling was hired. Half of the restricted shares vested on July 15, 2006 and the balance vested on July 15, 2007. Based on a per share value on the date of grant of $10.44, the total value of these restricted shares was $783,000. The Rohling Employment Agreement also provided for additional cash and equity bonuses during the life of the contract, depending upon the achievement of certain goals and objectives.

Mr. Rohling’s maximum annual cash bonus amount was $962,500, which would have been payable in the event that the Company achieved greater than 145% of its target EBITDA. Mr. Rohling could also have earned 20,000 restricted shares of the Company’s common stock per year if either: (a) the Company achieved 100% of its EBITDA target, or (b) the price of the Company’s common stock met certain stock price thresholds for 30 business days prior to the end of each of the years 2006-2008. Mr. Rohling was eligible to earn an additional 20,000, 30,000 and 40,000 restricted shares for calendar years 2006, 2007 and 2008, respectively, if the Company had achieved 110% of its EBITDA target or if substantially all of the assets of the Company were sold or a merger had consummated for at least a 20% premium over the stock price threshold applicable to each year, as set forth in the Rohling Employment Agreement. Mr. Rohling did not receive any equity incentive awards pursuant to these terms for the year ended December 31, 2007.

The Rohling Employment Agreement also contained a number of severance provisions. In the event of Mr. Rohling’s death, the Company would have been obligated to pay Mr. Rohling’s estate (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of death, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans. In addition, (1) the Company would have paid COBRA premiums for Mr. Rohling’s eligible dependents under the Company’s major medical group health plan until December 31, 2008, (2) all restricted stock shares previously granted to Mr. Rohling would immediately become fully vested as of the date of death, and (3) the Company would pay to Mr. Rohling’s estate a prorated annual performance bonus, calculated by multiplying $330,000 by a percentage equal to the total number of days that Mr. Rohling was employed for the bonus year in question, divided by 365. If Mr. Rohling’s employment had been terminated due to a disability, in addition to the benefits described above, Mr. Rohling would have been entitled to a lump sum amount equal to the difference, if any, between his monthly base salary and his monthly Company-provided short term disability benefits or, if applicable, workers’ compensation wage replacement benefits for up to 6 months, or the date that his Company-provided long-term disability benefits commence, whichever would have been shorter.

If Mr. Rohling’s employment had been terminated without cause or if he had resigned for good reason (as defined in the Rohling Employment Agreement), Mr. Rohling would have been entitled to (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans. In addition, Mr. Rohling would have received (1) a lump sum payment equal to the remainder of his base salary through December 31, 2008, (2) payment of COBRA premiums for Mr. Rohling and his eligible dependents under the Company’s major medical group health plan until December 31, 2008, (3) a lump sum payment of either $660,000 if the date of termination had occurred on or before December 31, 2007 or $330,000 if the date of termination had occurred during the period from January 1, 2008 through December 31, 2008, and (4) all restricted stock shares previously granted would have immediately become fully vested as of the date of termination. Thus, if Mr. Rohling’s employment had been terminated without cause or if he had resigned for good reason on December 31, 2007, he would have been entitled to a severance package valued at approximately $1,461,423.

If Mr. Rohling’s employment had terminated on the expiration date of the Rohling Employment Agreement, December 31, 2008, he would have been entitled to (1) payment of any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination (2) payment of other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans (3) all restricted stock shares previously granted would have become fully vested, and (4) a lump sum payment of $330,000.

Change in Control Benefits

Mr. Rohling also would have been entitled to certain benefits and payments in the event his employment had been terminated in connection with a change in control of the Company. These enhanced benefits and payments were negotiated between Mr. Rohling and the Compensation Committee (and approved by our board of directors) in light of the review of strategic alternatives to enhance stockholder value initiated in January 2007. In negotiating the amounts of these benefits and payment, our compensation committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the change in control provisions of executives within a selected peer group of companies. Our Compensation Committee determined that these enhanced benefits and payments were necessary in order to provide Mr. Rohling with an additional incentive to stay with us through any potential change of control that may result from this review of strategic alternatives.

The particular change in control benefits to which Mr. Rohling would have been entitled depended upon the date of the change in control as well as whether Mr. Rohling’s employment was terminated without cause in connection with the change in control or whether he resigned for good reason.

If a change in control of the Company were to have occurred on or prior to December 31, 2008, and Mr. Rohling’s employment was terminated without cause 60 days prior to the change in control or before December 31, 2008, he would have been entitled to all accrued but unpaid base salary through the termination date plus (i) a lump sum payment equal to 2 1/2 times the sum of his then current annual base salary plus $330,000; (ii) reimbursement of Mr. Rohling’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for the period during which he remained eligible for COBRA coverage or until Mr. Rohling became eligible to participate in any subsequent employer’s major medical group health plan, up to a maximum of 24 months; and (iii) all restricted stock shares previously granted immediately would have become fully vested as of the date of termination. In addition, regardless of whether Mr. Rohling’s employment was terminated in connection with a change in control of the Company, if he had been employed on the date of the change in control or within 60 days prior to such event, he would have been entitled to a change in control completion bonus of 150,000 restricted shares of common stock, which would have become immediately vested at the time of the change in control. Thus, if Mr. Rohling’s employment had been terminated without cause in connection with a change in control of the Company on December 31, 2007, he would have been entitled to a severance package valued at approximately $4,223,342.

If a change in control of the Company were to have occurred on or before July 31, 2008, and Mr. Rohling’s employment had terminated pursuant to Mr. Rohling’s resignation for good reason within the period commencing 60 days prior to the change of control and ending 60 days after the change on control, he would have been entitled to all accrued but unpaid base salary through the termination date plus (i) a lump sum payment equal to 1 1/2 times his then current annual base salary plus $330,000, (ii) reimbursement of Mr. Rohling’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for the period during which he remained eligible for COBRA coverage or until Mr. Rohling became eligible to participate in any subsequent employer’s major medical group health plan, up to a maximum of 24 months; and (iii) all restricted stock shares previously granted would have immediately become fully vested as of the date of resignation. In addition, regardless of whether Mr. Rohling resigned for good reason in connection with a change in control of the Company, if he had been employed on the date of the change in control or within 60 days prior to such event, he would have been entitled to a change in control completion bonus of 150,000 restricted shares of common stock, which would have become immediately vested at the time of the change in control. Thus, if there had been a change in control of the Company in

2007, and Mr. Rohling had elected to resign for good reason on December 31, 2007, because of the change in control, he would have been entitled to a severance package valued at approximately $3,286,967.

Furthermore, in the event Mr. Rohling was entitled to receive any benefits under the Rohling Employment Agreement as a result of a change in control of the Company, to the extent such benefits constitute “parachute payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code) and such parachute payments are greater than 110% of three times Mr. Rohling’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code), Mr. Rohling also would have been entitled to a lump sum cash payment in an amount equal to any excise tax payable pursuant to Section 4999 of the Internal Revenue Code (the “Rohling Tax Gross Up”). If there had been a change in control of the Company on December 31, 2007, Mr. Rohling would not have been entitled to any payments pursuant to the Rohling Tax Gross Up.

Under the Rohling Employment Agreement, Mr. Rohling was subject to certain nondisclosure covenants and covenants regarding the non-solicitation of employees.

Separation Agreement

As discussed above, Mr. Rohling resigned as the Company’s president and chief executive officer on January 29, 2008. In connection with Mr. Rohling’s departure, he and the Company entered into a separation agreement whereby Mr. Rohling released all claims he may have had against the Company in exchange for certain payments and continued benefits. In February 2008, Mr. Rohling received a lump sum amount of $1,169,055.70. This amount consisted of Mr. Rohling’s accrued but unpaid base salary through the date of his resignation, accrued but unused vacation pay, his base salary for the remainder of 2008 plus $330,000, as provided for in the Rohling Employment Agreement, plus $220,000, which was his guaranteed bonus for 2007. In addition, 10,000 shares of previously unvested stock became immediately vested. Furthermore, Mr. Rohling will be entitled to receive his change in control benefit described above if there is a change of control of the Company on or before April 28, 2008. Mr. Rohling is no longer entitled to the enhanced change in control benefits under the Rohling Employment Agreement after that date. Each of the restrictive covenants in the Rohling Employment Agreement remains in full force and effect.

Peter T. Cyrus — Interim President & Chief Executive Officer

On January 29, 2008, Peter T. Cyrus, a member of the Company’s board of directors, was appointed interim president and chief executive officer, upon the resignation of Edward J. Rohling. On February 15, 2008, the Compensation Committee of the board of directors approved a compensation arrangement with Mr. Cyrus which entitles him to receive an annual base salary of $750,000. Mr. Cyrus’ salary is paid retroactive to the date of his appointment, January 29, 2008. The Company and Mr. Cyrus have not entered into a written employment contract and his employment is currently on an at-will basis.

James MacLennan — Executive Vice President and Chief Financial Officer

On March 29, 2007, Lodgian entered into an Amended and Restated Executive Employment Agreement (the “MacLennan Employment Agreement”) with its executive vice president and chief financial officer, James A. MacLennan. The MacLennan Employment Agreement replaced the previous employment agreement entered into between the Company and Mr. MacLennan on March 1, 2006.

The term of the MacLennan Employment Agreement is indefinite. Mr. MacLennan’s base salary for 2007 was $300,000. On March 1, 2006, which was his date of hire, Mr. MacLennan was granted 35,000 restricted shares of the Company’s common stock. The restricted shares vest in three equal annual installments beginning on March 1, 2007. Based on a per share value on the date of grant of $13.17 (as calculated using the closing price on the date of grant), the total value of these restricted shares was $460,950.

The MacLennan Employment Agreement also contains severance benefits in the event of a termination without cause and a resignation for good reason (each as defined in the employment agreement), or because of his death or disability. These severance benefits are as follows: (1) a lump sum payment equal to Mr. MacLennan’s then current annual base salary; (2) reimbursement of Mr. MacLennan’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of 12 months; (3) a lump sum payment of $150,006; and (4) acceleration of any previously granted unvested equity awards. As a result, if Mr. MacLennan’s employment had been terminated due to death, disability, or without cause or for good reason, as defined in his employment agreement, on December 31, 2007, he would have been entitled to a severance package valued at approximately $832,525.

Change in Control Benefits

Mr. MacLennan is entitled to an additional severance benefit if his employment is terminated without cause or he resigns for good reason within sixty (60) days before or 365 days after a change in control of the Company. This additional severance benefit was added in light of the review of strategic alternatives to enhance stockholder value initiated in January 2007. In determining the amount of this severance benefit, our Compensation Committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the change in control provisions of executives within a selected peer group of companies. Our Compensation Committee determined that this additional severance benefit was necessary in order to provide Mr. MacLennan with an additional incentive to stay with us through any potential change of control that may result from this review of strategic alternatives.

Mr. MacLennan’s change in control severance benefit includes (1) payment of two times his current annual base salary; (2) payment of $300,012; (3) reimbursement of Mr. MacLennan’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of up to 24 months; and (4) acceleration of any previously granted unvested equity awards.

Whether or not Mr. MacLennan’s employment terminates in connection with a change in control of the Company, he is entitled to a change in control completion bonus should such an event occur. The completion bonus is a lump sum cash amount composed of his annual base salary plus $150,006. In addition, he would be entitled to receive 55,000 restricted shares of the Company’s common stock, which would become immediately vested upon the change in control. Under the terms of the MacLennan Employment Agreement, he will no longer be eligible to receive the change in control completion bonus after December 31, 2008.

As a result, if Mr. MacLennan’s employment had been terminated without cause, or he resigned for good reason, in connection with a change in control of the Company on December 31, 2007, he would have been entitled to a severance package valued at approximately $2,359,014.

Furthermore, in the event Mr. MacLennan receives any benefits under the MacLennan Employment Agreement as a result of a change in control of the Company, to the extent such benefits constitute “parachute payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code) and such parachute payments are greater than 110% of three times Mr. MacLennan’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code), Mr. MacLennan also is entitled to a lump sum cash payment in an amount equal to any excise tax payable pursuant to Section 4999 of the Internal Revenue Code (the “MacLennan Tax Gross Up”). Thus, if there had been a change in control of the Company on December 31, 2007 and Mr. MacLennan’s employment had been terminated without cause, or he resigned for good reason, Mr. MacLennan would have been entitled to a lump sum cash payment of $879,067 pursuant to the MacLennan Tax Gross Up.

Mr. MacLennan is subject to nondisclosure covenants and covenants regarding the non-solicitation of customers or employees during the term of the employment agreement and for two years thereafter.

Daniel E. Ellis — Senior Vice President, General Counsel & Secretary

On March 29, 2007, Lodgian entered into an Amended and Restated Executive Employment Agreement with its senior vice president, general counsel and secretary, Daniel E. Ellis (the “Ellis Employment Agreement”). The Ellis Employment Agreement replaced the previous employment agreement entered into between the Company and Mr. Ellis on May 2, 2004.

The Ellis Employment Agreement is not for a fixed term. Mr. Ellis’s base salary for 2007 was $275,000.

The Ellis Employment Agreement also contains severance benefits in the event of a termination without cause, a resignation for good reason (each as defined in the employment agreement), or because of his death or disability. These severance benefits are as follows: (1) a lump sum payment equal to Mr. Ellis’s then current annual base salary; (2) reimbursement of Mr. Ellis’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of 12 months; (3) a lump sum payment of $150,006; and (4) acceleration of any previously granted unvested equity awards. As a result, if Mr. Ellis’s employment had been terminated due to death, disability, or without cause or for good reason, as defined in the Ellis Employment Agreement, on December 31, 2007, he would have been entitled to a severance package valued at approximately $569,949.

Change in Control Benefits

Mr. Ellis is entitled to an additional severance benefit if his employment is terminated without cause or he resigns for good reason within 60 days before or 365 days after a change in control of the Company. This additional severance benefit was added in light of the review of strategic alternatives to enhance stockholder value initiated in January 2007. In determining the amount of this severance benefit, our Compensation Committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the change in control provisions of executives within a selected peer group of companies. Our Compensation Committee determined that this additional severance benefit was necessary in order to provide Mr. Ellis with an additional incentive to stay with us through any potential change of control that may result from this review of strategic alternatives.

Mr. Ellis’s change in control severance benefit includes (1) payment of two times his current annual base salary; (2) payment of $300,012; (3) reimbursement of Mr. Ellis’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of up to 24 months; and (4) acceleration of any previously granted unvested equity awards.

Whether or not Mr. Ellis’s employment terminates in connection with a change in control of the Company, he is entitled to a change in control completion bonus should such an event occur. The completion bonus is a lump sum cash amount composed of his annual base salary plus $150,006. In addition, he would be entitled to receive 43,500 restricted shares of the Company’s common stock, which would become immediately vested upon the change in control. Under the terms of the Ellis Employment Agreement, he will no longer be eligible to receive the change in control completion bonus after December 31, 2008.

As a result, if Mr. Ellis’s employment had been terminated without cause, or had he resigned for good reason, in connection with a change in control of the Company on December 31, 2007, he would have been entitled to a severance package valued at approximately $1,921,855.

Furthermore, in the event Mr. Ellis receives any benefits under the Ellis Employment Agreement as a result of a change in control of the Company, to the extent such benefits constitute “parachute payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code) and such parachute payments are greater than 110% of three times Mr. Ellis’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code), Mr. Ellis also is entitled to a lump sum cash payment in an amount equal to any excise tax payable pursuant to Section 4999 of the Internal Revenue Code (the “Ellis Tax Gross Up”). As a result, if there had been a change in control of the Company on December 31, 2007 and Mr. Ellis’s employment had been terminated without cause, or he resigned for good reason, Mr. Ellis would have been entitled to a lump sum cash payment of $838,917 pursuant to the Ellis Tax Gross Up.

Mr. Ellis is subject to nondisclosure covenants and covenants regarding the non-solicitation of customers or employees during the term of the employment agreement and for two years thereafter.

Donna B. Cohen — Vice President & Corporate Controller

On March 29, 2007, Lodgian entered into an Executive Employment Agreement (the “Cohen Employment Agreement”) with its Vice President and Corporate Controller, Donna B. Cohen.

The term of the Cohen Employment Agreement is indefinite. Ms. Cohen’s base salary for 2007 was $175,000.

Ms. Cohen’s employment agreement also contains severance benefits in the event of a termination without cause, a resignation for good reason (each as defined in the employment agreement), or because of her death or disability. These severance benefits are as follows: (1) a lump sum payment equal to 50% of Ms. Cohen’s then current annual base salary; (2) reimbursement of Ms. Cohen’s and her eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of six months; (3) a lump sum payment of $25,001; and (4) acceleration of any previously granted unvested equity awards. As a result, if Ms. Cohen’s employment had been terminated due to death, disability, or without cause or for good reason, as defined in her employment agreement, on December 31, 2007, she would have been entitled to a severance package valued at approximately $163,468.

Change in Control Benefits

Ms. Cohen is entitled to an additional severance benefit if her employment is terminated without cause or she resigns for good reason within 60 days before or 365 days after a change in control of the Company. This additional severance benefit was added in light of the review of strategic alternatives to enhance stockholder value initiated in January 2007. In determining the amount of this severance benefit, our Compensation Committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the change in control provisions of executives within a selected peer group of companies. Our Compensation Committee determined that this additional severance benefit was necessary in order to provide Ms. Cohen with an additional incentive to stay with us through any potential change of control that may result from this review of strategic alternatives.

Ms. Cohen’s change in control severance benefit includes (1) a lump sum payment of her current annual base salary; (2) payment of $50,002; (3) reimbursement of Ms. Cohen’s and her eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of up to 12 months; and (4) acceleration of any previously granted unvested equity awards.

Whether or not Ms. Cohen’s employment terminates in connection with a change in control of the Company, she is entitled to a change in control completion bonus should such an event occur. The completion bonus is a lump sum cash amount composed of 25% of her annual base salary plus $12,500.50. In addition, she would be entitled to receive 22,000 restricted shares of the Company’s common stock, which would become immediately vested upon the change in control. Under the terms of the Cohen Employment Agreement, she will no longer be eligible to receive the change in control completion bonus after December 31, 2008.

As a result, if Ms. Cohen’s employment had been terminated without cause, or she had resigned for good reason, in connection with a change in control of the Company on December 31, 2007, she would have been entitled to a severance package valued at approximately $579,940. Ms. Cohen is subject to nondisclosure covenants and covenants regarding the non-solicitation of customers or employees during the term of her employment agreement and for two years thereafter.

James R. McGrath — Vice President of Hotel Operations

On March 29, 2007, Lodgian entered into an Amended and Restated Separation Pay Agreement with James McGrath (the “McGrath Employment Agreement”). Mr. McGrath was not an executive officer of the Company at the time the McGrath Employment Agreement was executed. However, he became an executive officer of the Company by action of the board of directors on January 29, 2008.

The McGrath Employment Agreement is not for a fixed term. Mr. McGrath’s base salary for 2007 was $220,000.

Mr. McGrath’s employment agreement contains severance benefits in the event of a termination without cause, a resignation for good reason (each as defined in the employment agreement), or because of his death or disability. These severance benefits are as follows: (1) a lump sum payment equal to 50% of Mr. McGrath’s then current annual base salary; (2) reimbursement of Mr. McGrath’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of six months; (3) a lump sum payment of $37,501 and (4) acceleration of any previously granted unvested equity awards. As a result, if Mr. McGrath’s employment had been terminated due to death, disability, or without cause or for good reason, as defined in his employment agreement, on December 31, 2007, he would have been entitled to a severance package valued at approximately $198,683.

Change in Control Benefits

Ms. McGrath is entitled to an additional severance benefit if his employment is terminated without cause or he resigns for good reason within 60 days before or 365 days after a change in control of the Company. This additional severance benefit was added in light of the review of strategic alternatives to enhance stockholder value initiated in January 2007. In determining the amount of this severance benefit, our Compensation Committee reviewed available comparative industry data from Mercer Human Resource Consulting regarding the change in control provisions of executives within a selected peer group of companies. Our Compensation Committee determined that this additional severance benefit was necessary in order to provide Mr. McGrath with an additional incentive to stay with us through any potential change of control that may result from this review of strategic alternatives.

Mr. McGrath’s change in control severance benefit includes (1) a lump sum payment of his current annual base salary; (2) payment of $75,003; (3) reimbursement of Mr. McGrath’s and his eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of up to 12 months; and (4) acceleration of any previously granted unvested equity awards.

Whether or not Mr. McGrath’s employment terminates in connection with a change in control of the Company, he is entitled to a change in control completion bonus should such an event occur. The completion bonus is a lump sum cash amount composed of 25% of his annual base salary plus $18,750.75. In addition, he would be entitled to receive 27,200 restricted shares of the Company’s common stock, which would become immediately vested upon the change in control. Under the terms of the McGrath Employment Agreement, he will no longer be eligible to receive the change in control completion bonus after December 31, 2008.

As a result, if Mr. McGrath’s employment had been terminated without cause in connection with a change in control of the Company on December 31, 2007, he would have been entitled to a severance package valued at approximately $732,348. Mr. McGrath is subject to nondisclosure covenants and covenants regarding the non-solicitation of customers or employees during the term of his employment agreement and for two years thereafter.

Mark D. Linch — Former Senior Vice President of Capital Investment

On September 11, 2007, Lodgian and Mark Linch entered into a Separation Agreement and General Release (the “Linch Release Agreement”) associated with Mr. Linch’s termination of employment on August 24, 2007. Pursuant to the Linch Release Agreement, the Company made a lump sum payment to Mr. Linch of $150,001, plus payment of accrued but unused vacation. In addition, the Company paid Mr. Linch’s COBRA premiums for a period of six months and accelerated the vesting of 4,667 restricted shares previously granted to Mr. Linch.

Securities Trading Policy

Our securities trading policy states that corporate office employees and directors may not purchase or sell (or enter into any hedging transactions with respect to) securities of the Company or of any other entity at a time when such employee or director is aware of any material, non-public information about the Company or such entity. All employees are also prohibited from disclosing any such material, non-public information to any other person, except on a need-to-know basis. Passing non-public information on to someone who may buy or sell securities is also prohibited. Furthermore, the employee or director must not permit any member of his or her immediate family or anyone acting on his or her behalf, or anyone to whom he or she has disclosed the information, to purchase or sell (or enter into any hedging transactions with respect to) such securities.

Moreover, each member of the board of directors, each executive officer and each employee working at the Company’s headquarters is prohibited from buying or selling (or entering into any hedging transactions with respect to) the Company’s securities (i) during the period from the last business day of the first, second, and third fiscal quarters through the second full trading day following the release of the Company’s quarterly earnings for that quarter; (ii) during the period beginning forty-five days before the expected release of year-end earnings through the second full trading day following the release of the Company’s year-end earnings; and (iii) just prior to and for twenty-four hours following any material press release issued by the Company.

In addition, all trades in the Company’s securities by directors or executive officers must be reviewed by the Company’s general counsel or chief financial officer.

The Company’s securities trading policy does not apply to the exercise of stock options.

Award Adjustment Policy

We currently do not have any mechanism for adjusting or recovering awards that have been granted based on Company performance if the performance measures upon which such awards were based are subsequently restated or adjusted.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, as required by Item 402(b) of Regulation S-K, with management. Based on its review and discussions with management regarding such section of this proxy statement, the Compensation Committee recommended to the board of directors that the “Executive Compensation — Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Mark S. Oei, Chairman
Michael J. Grondahl
Stewart J. Brown

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION

The following table sets forth certain summary information concerning the total compensation for the years ended December 31, 2007 and December 31, 2006 earned by or paid to our chief executive officer, chief financial officer, our most highly compensated executive officers (other than our chief executive officer and our chief financial officer) who were serving as executive officers on December 31, 2007, and Mark D. Linch, our former Senior Vice President of Capital Investment, who was one of our three most highly compensated executive officers (other than our chief executive officer and our chief financial officer) during 2007, but was no longer an executive officer on December 31, 2007 (collectively, the “Named Executive Officers”). In addition, information is provided for James R. McGrath, our Vice President of Hotel Operations, who was named an executive officer of the Company on January 29, 2008.

							Change in
							Pension
							Value and
						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(5)	($)	($)	($)(6)	($)

Edward J. Rohling	2007	$590,164	$220,000	$270,913	—	—	—	$17,841	$1,098,918
President and Chief Executive Officer	2006	$562,692	$330,000	$391,500	—	—	—	$19,813	$1,304,005
James A. MacLennan	2007	$300,000	$120,000	$188,216	—	—	—	$14,162	$622,378
Executive Vice President and Chief Financial Officer	2006	$230,577	$75,000	$124,153	—	—	—	$2,342	$432,072
Daniel E. Ellis	2007	$275,000	$120,000	$39,233	$70,292	—	—	$18,167	$522,692
Senior Vice President, General Counsel and Secretary	2006	$250,000	$75,000	$50,000	$124,984	—	—	$11,712	$511,696
Donna B. Cohen	2007	$175,000	$45,000	$11,770	$7,529	—	—	$7,892	$247,121
Vice President and Corporate Controller	2006	$149,183	$20,909	$5,000	$7,529	—	—	$9,687	$192,308
James R. McGrath	2007	$220,000	$90,000	$15,693	—	—	—	$9,879	$335,572
Vice President of Hotel Operations(1)	2006	$64,178	$35,000	—	—	—	—	$3,326	$102,504
Mark D. Linch	2007	$165,288	—	$66,426	—	—	—	$158,628	$400,465
Senior Vice President of Capital Investment(2)	2006	$126,346	$40,000	$16,034	—	—	—	$2,038	$184,418

(1)	Mr. McGrath worked for the Company as a consultant from April 26 to August 31, 2006. He became a full time employee of the Company on September 1, 2006. The salary referenced above for Mr. McGrath represents the wages earned by him during the period he was employed by the Company. Mr. McGrath was paid an additional $72,533 as a consultant for the Company during 2006.

(2)	Mr. Linch’s employment with the Company terminated on August 24, 2007. The amount referenced in the All Other Compensation column for Mr. Linch for 2007 is composed of a severance payment pursuant to Mr. Linch’s employment agreement of $150,001 plus $8,627 of employer paid contributions for basic life insurance, medical, dental, long and short term disability premiums.

(3)	2007 cash bonus amounts are described in further detail as follows:

a.	Mr. Rohling earned a minimum cash bonus of $220,000 for 2007. Please see the discussion in the “Executive Compensation — Compensation Discussion & Analysis” section of the proxy statement for a further discussion regarding the payment of this amount as a part of the Separation and Release Agreement entered into between the Company and Mr. Rohling in connection with his resignation as president and chief executive officer on January 29, 2008.

b.	Mr. MacLennan received a discretionary cash bonus of $120,000 for his performance during 2007. This bonus was paid on January 28, 2008.

c.	Mr. Ellis received a discretionary cash bonus of $120,000 for his performance during 2007. This bonus was paid on January 28, 2008.

d.	Ms. Cohen received a discretionary cash bonus of $45,000 for her performance during 2007. This bonus was paid on January 28, 2008.

e.	Mr. McGrath received a discretionary cash bonus of $90,000 for his performance during 2007. This bonus was paid on January 28, 2008.

(4)	The values of all stock awards above are reported in accordance with FAS 123R and represent the actual compensation expense recognized during the relevant years for financial statement reporting purposes. 2006 and 2007 stock awards are described in further detail as follows:

a.	Mr. Rohling was granted 75,000 restricted shares of Lodgian common stock on his date of hire, July 15, 2005, which were valued at $10.44 per share. These shares vested over two years and became fully vested on July 15, 2007. On January 26, 2007, Mr. Rohling was granted an additional 15,000 shares of restricted Lodgian stock, which was valued at $12.84 per share, the closing price of Lodgian’s common stock on the date of grant. These shares were originally scheduled to vest equally over three years beginning on January 26, 2008. However, please see the discussion in the “Executive Compensation — Compensation Discussion & Analysis” section of the proxy statement for further information regarding the acceleration of the vesting of these shares as a part of the Separation and Release Agreement entered into between the Company and Mr. Rohling in connection with his resignation as president and chief executive officer on January 29, 2008.

b.	Mr. MacLennan was granted 35,000 restricted shares of Lodgian common stock on his date of hire, March 1, 2006, which were valued at $12.77 per share. These shares vest equally over three years beginning on March 1, 2007. On January 26, 2007, Mr. MacLennan was granted an additional 10,000 shares of restricted Lodgian stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008.

c.	Mr. Ellis was granted 3,881 restricted shares of Lodgian common stock on January 31, 2006, which were valued at $12.88 per share. These shares vested immediately, but Mr. Ellis was prohibited from selling these shares for a period of one year. On January 26, 2007, Mr. Ellis was granted an additional 10,000 shares of restricted Lodgian stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008.

d.	Ms. Cohen was granted 388 restricted shares of Lodgian common stock on January 31, 2006, which were valued at $12.88 per share. These shares vested immediately, but Ms. Cohen was prohibited from selling these shares for a period of one year. On January 26, 2007, Ms. Cohen was granted an additional 3,000 shares of restricted Lodgian stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008.

e.	On January 26, 2007, Mr. McGrath was granted 4,000 shares of restricted Lodgian common stock, which were valued at $12.84 per share. These shares vest equally over three years beginning on January 26, 2008.

f.	Mr. Linch was granted 7,000 shares of restricted Lodgian common stock on his date of hire, June 8, 2006, which were valued at $11.78 per share. These shares would have vested equally over three years beginning on June 8, 2007. However, Mr. Linch’s employment with the Company terminated on August 24, 2007, and his remaining unvested shares were accelerated in accordance with the terms of his employment agreement.

(5)	The value of option awards reported above for Mr. Ellis and Ms. Cohen represent the related stock compensation expense recorded by Lodgian in 2006 and 2007 in accordance with FAS 123R for options awarded during the calendar years 2004 and 2005. The Company calculates option expense based upon the Black-Shoals-Merton model. See Footnotes 1 and 2 of the Company’s financial statements contained in its Form 10-K for 2007 for a discussion of the assumptions used in the valuation of these options.

(6)	“All Other Compensation” includes employer contributions for basic life insurance, medical, dental, long and short term disability premiums paid by the Company on the employees’ behalf as well as 401(k) matching contributions paid by the Company, where applicable.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007 to the Named Executive Officers and Mr. McGrath.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Actual Future Payouts Under						Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Actual Future Payouts Under			Shares of	Securities	Base Price of	Stock and
		Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (FAS
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	123R)

Edward J. Rohling(1)	1/26/2007	—	$220,000	—	—	—	—	15,000	—	—	192,600
James A. MacLennan(2)	1/26/2007	—	—	—	—	—	—	10,000	—	—	128,400
Daniel E. Ellis(3)	1/26/2007	—	—	—	—	—	—	10,000	—	—	128,400
Donna B. Cohen(4)	1/26/2007	—	—	—	—	—	—	3,000	—	—	38,520
James R. McGrath(5)	1/26/2007	—	—	—	—	—	—	4,000	—	—	51,360
Mark D. Linch	—	—	—	—	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Rohling earned a minimum cash bonus for 2007 of $220,000. On January 26, 2007, Mr. Rohling was also awarded 15,000 shares of restricted stock as part of his performance bonus award for 2006. Please see the discussion in the “Executive Compensation — Compensation Discussion & Analysis” section of the proxy statement for a further discussion regarding the payment of the $220,000 cash bonus and the acceleration of the 15,000 shares of restricted stock as a part of the Separation and Release Agreement entered into between the Company and Mr. Rohling in connection with his resignation as president and chief executive officer on January 29, 2008.

(2)	Mr. MacLennan was granted 10,000 shares of restricted stock on January 26, 2007 as part of his performance bonus award for 2006. These shares vest in three annual installments beginning on January 26, 2008. Mr. MacLennan is entitled to vote and receive dividends, if issued, on these shares. With regard to the shares that vested on January 26, 2008, Mr. MacLennan elected to have a sufficient number of shares withheld by the Company to cover withholding taxes. Accordingly, the Company issued Mr. MacLennan 2,251 shares on January 26, 2008 and withheld 1,082 shares to cover withholding taxes. The full grant date fair value of the award was determined by multiplying the number of shares granted by the closing price of the Company’s common stock on the date of grant, which was $12.84 per share.

(3)	Mr. Ellis was granted 10,000 shares of restricted stock on January 26, 2007 as part of his performance bonus award for 2006. These shares vest in three annual installments beginning on January 26, 2008. Mr. Ellis is entitled to vote and receive dividends, if issued, on these shares. With regard to the shares that vested on January 26, 2008, Mr. Ellis elected to have a sufficient number of shares withheld by the Company to cover withholding taxes. Accordingly, the Company issued Mr. Ellis 2,251 shares on January 26, 2008 and withheld 1,082 shares to cover withholding taxes. The full grant date fair value of the award was determined by multiplying the number of shares granted by the closing price of the Company’s common stock on the date of grant, which was $12.84 per share.

(4)	Ms. Cohen was granted 3,000 shares of restricted stock on January 26, 2007 as part of her performance bonus award for 2006. These shares vest in three annual installments beginning on January 26, 2008. Ms. Cohen is entitled to vote and receive dividends, if issued, on these shares. With regard to the shares that vested on January 26, 2008, Ms. Cohen elected to have a sufficient number of shares withheld by the Company to cover withholding taxes. Accordingly, the Company issued Ms. Cohen 613 shares on January 26, 2008 and withheld 387 shares to cover withholding taxes. The full grant date fair value of the award was determined by multiplying the number of shares granted by the closing price of the Company’s common stock on the date of grant, which was $12.84 per share.

(5)	Mr. McGrath was granted 4,000 shares of restricted stock on January 26, 2007 as part of his performance bonus award for 2006. These shares vest in three annual installments beginning on January 26, 2008. Mr. McGrath is entitled to vote and receive dividends, if issued, on these shares. With regard to the shares that vested on January 26, 2008, Mr. McGrath elected to have a sufficient number of shares withheld by the Company to cover withholding taxes. Accordingly, the Company issued Mr. McGrath 980 shares on January 26, 2008 and withheld 353 shares to cover withholding taxes. The full grant date fair value of the award was determined by multiplying the number of shares granted by the closing price of the Company’s common stock on the date of grant, which was $12.84 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 with respect to the Named Executive Officers and Mr. McGrath.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards;
								Plan	Market
								Awards;	or Payout
			Equity				Market	Number	Value of
			Incentive			Number of	Value of	of	Unearned
			Plan			Shares	Shares or	Unearned	Shares,
			Awards;			or Units	Units of	Shares,	Units or
	Number of	Number of	Number of			of Stock	Stock	Units or	Other
	Securities	Securities	Securities			That	That	Other	Rights
	Underlying	Underlying	Underlying			Have	Have	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested	Vested	Not	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)	Vested ($)	($)

Edward J. Rohling(1)	—	—	—	—	—	15,000	$168,900	—	—
James A. MacLennan(2)	—	—	—	—	—	33,334	$375,341	—	—
Daniel E. Ellis(3)	8,333	—	—	$15.21	9/5/2013	10,000	$112,600	—	—
	27,500	—	—	$10.52	6/25/2014	—	—	—	—
	18,333	9,167	—	$9.05	5/9/2015	—	—	—	—
Donna B. Cohen(4)	3,333	1,667	—	$10.31	9/26/2015	3,000	$33,780	—	—
James R. McGrath(5)	—	—	—	—	—	4,000	$45,040	—	—
Mark D. Linch(6)	—	—	—	—	—	—	—	—	—

(1)	Mr. Rohling was granted 15,000 shares of restricted stock on January 26, 2007. These shares were scheduled to vest in three equal annual installments beginning on January 26, 2008. Please see the discussion in the “Executive Compensation — Compensation Discussion & Analysis” section of the proxy statement for a further discussion regarding the acceleration of the vesting of these shares as a part of the Separation and Release Agreement entered into between the Company and Mr. Rohling in connection with his resignation as president and chief executive officer on January 29, 2008. The market value of the shares was derived by multiplying the number of shares by the closing price of the Company’s common stock on the last day of trading for 2007, which was $11.26 per share.

(2)	On January 26, 2007, Mr. MacLennan was granted 10,000 shares of restricted stock. These shares vest equally over three years beginning on January 26, 2008. The remaining 23,334 unvested shares relate to the signing bonus of 35,000 granted to Mr. Rohling upon his hiring on March 1, 2006. One-third of these shares vested on March 1, 2007. The market value of the shares was derived by multiplying the number of shares by the closing price of the Company’s common stock on the last day of trading for 2007, which was $11.26 per share.

(3)	Mr. Ellis is fully vested in 8,333 options that were granted on September 5, 2003. These options have an exercise price of $15.21 per share, which was above the closing price of the Company’s common stock at the end of the 2007 fiscal year. Mr. Ellis was granted 27,500 options on June 25, 2004 with an exercise price of $10.52. Mr. Ellis is also fully vested in these options. Mr. Ellis was also granted 27,500 options with an exercise price of $9.05 on May 9, 2005. 18,333 of these options are fully vested and the balance of these options will vest on May 9, 2008. On January 26, 2007, Mr. Ellis was granted 10,000 shares of restricted stock. These shares vest equally over three years beginning on January 26, 2008. The market value of the shares was derived by multiplying the number of shares by the closing price of the Company’s common stock on the last day of trading for 2007, which was $11.26 per share.

(4)	On September 26, 2005, Ms. Cohen was granted 5,000 options to acquire the Company’s common stock. The options have an exercise price of $10.31 per share and vest in equal annual installments over three years beginning on September 26, 2006. Mr. Cohen is currently vested in 3,333 of those options and will vest in the remaining 1,667 options on September 26, 2008. On January 26, 2007, Ms. Cohen was granted 3,000 shares of restricted stock. These shares vest equally over three years beginning on January 26, 2008. The market value of the shares was derived by multiplying the number of shares by the closing price of the Company’s common stock on the last day of trading for 2007, which was $11.26 per share.

(5)	On January 26, 2007, Mr. McGrath was granted 4,000 shares of restricted stock. These shares vest equally over three years beginning on January 26, 2008. The market value of the shares was derived by multiplying the number of shares by the closing price of the Company’s common stock on the last day of trading for 2007, which was $11.26 per share.

(6)	Mr. Linch’s employment terminated with the Company on August 24, 2007. He was not granted any stock-based compensation during 2007.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option exercises and stock vesting that occurred during the fiscal year ended December 31, 2007 with respect to the Named Executive Officers and Mr. McGrath.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Edward J. Rohling(1)	—	—	37,500	$571,125
James A. MacLennan(2)	—	—	11,666	$153,641
Daniel E. Ellis	—	—	—	—
Donna B. Cohen	—	—	—	—
James R. McGrath	—	—	—	—
Mark D. Linch(3)	—	—	7,000	$90,019

(1)	Mr. Rohling was granted 75,000 shares of restricted stock upon his hiring on July 15, 2005. These shares vested over two years commencing on July 15, 2006. The shares referenced above represent the balance of the shares that vested on July 15, 2007. The closing price of the shares on July 16, 2007, the first business day after the shares vested, was $15.23 per share. The shares referenced above do not include 5,000 shares of restricted stock that vested on January 26, 2008 and 10,000 shares of restricted stock that vested pursuant to the Separation and Release agreement entered into between the Company and Mr. Rohling on January 29, 2008.

(2)	Mr. MacLennan was granted 35,000 shares of restricted stock upon his hiring on March 1, 2006. These shares vest over three years commencing on March 1, 2007. The shares referenced above represent the initial vesting of one-third of the 35,000 shares. The closing price of the shares on the vesting date, March 1, 2007, was $13.17 per share.

(3)	Mr. Linch was granted 7,000 shares of restricted stock upon his hiring on June 8, 2006. These shares vest over three years commencing on June 8, 2007. Mr. Linch vested in one-third of the original grant on

June 8, 2007. Mr. Linch’s employment with the Company ended on August 24, 2007. Pursuant to the terms of Mr. Linch’s employment agreement, the balance of the restricted shares vested immediately upon the termination of his employment. The value realized on vesting of $90,019 was calculated by multiplying the number of shares that vested on June 8, 2007 (2,333 shares) by the closing price of the Company’s common stock on that date, which was $14.90 per share, plus the balance of the shares that vested on August 24, 2007 (4,667 shares) times the closing price of the shares on that date, which was $11.84 per share.

DIRECTOR COMPENSATION

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2007.

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred
	in Cash	Awards	Awards	Compensation	Compensation	All Other	Total
Name	($)(1)	($)(2)	($)(3)	($)	Earnings	Compensation	($)

Russel S. Bernard(4)	$3,100	$51,800	—	—	—	—	$54,900
Sean F. Armstrong(5)	$13,600	$77,700	—	—	—	—	$91,300
Stewart J. Brown	$47,500	$39,569	$12,780	—	—	—	$99,849
Peter T. Cyrus	$31,000	—	—	—	—	—	$31,000
Paul J. Garity	$27,000	—	—	—	—	—	$27,000
Stephen P. Grathwohl	$42,000	$31,656	$12,780	—	—	—	$86,436
Michael J. Grondahl	$29,000	—	—	—	—	—	$29,000
Sheryl E. Kimes(6)	$30,000	$51,800	$9,336	—	—	—	$91,136
Alex R. Lieblong	$39,500	$15,828	—	—	—	—	$55,328
Kevin C. McTavish(7)	$31,500	$129,500	$15,218	—	—	—	$176,218
Mark S. Oei	$15,100	—	—	—	—	—	$15,100

(1)	All directors receive the same quarterly retainer of $6,000. Variances in fees earned or paid in cash are a result of the date the individual became a director, committee participation and meeting attendance. For additional information regarding the compensation of the Company’s directors, please see the “Proposal 1 — Election of Directors — Director Compensation” section, above.

(2)	On January 30, 2007, the Company’s board of directors approved the issuance of shares of restricted stock to each non-employee director of the Company. For additional information regarding this issuance of this restricted stock, please see the “Proposal 1 — Election of Directors — Director Compensation” section, above.

(3)	The value of option awards reported above for Mr. Grathwohl and Mr. Brown represent the related stock compensation expense recorded by Lodgian in 2007 in accordance with FAS 123R for options awarded during the calendar years 2004 and 2005.

(4)	Mr. Bernard did not stand for reelection at the Company’s annual meeting of stockholders in April 2007. The amount referenced in the Stock Awards column for Mr. Bernard represents the expense associated with the accelerated vesting of 4,000 shares of restricted stock that were granted to Mr. Bernard on February 12, 2007.

(5)	Mr. Armstrong did not stand for reelection at the Company’s annual meeting in April 2007. The amount referenced in the Stock Award column for Mr. Armstrong represents the expense associated with the accelerated vesting of 6,000 shares of restricted stock that were granted to Mr. Armstrong on February 12, 2007.

(6)	Ms. Kimes resigned from the board on December 1, 2007. The amounts referenced in the Stock Awards and Option Awards columns for Ms. Kimes represent the expense associated with the accelerated vesting of 4,000 shares of restricted stock that were granted to Ms. Kimes on February 12, 2007 and 1,667 previously unvested stock options originally granted in 2005.

(7)	Mr. McTavish resigned from the board on August 8, 2007. The amounts referenced in the Stock Awards and Option Awards column for Mr. McTavish represent the expense associated with the accelerated vesting of 10,000 shares of restricted stock that were granted to Mr. McTavish on February 12, 2007 and 1,667 previously unvested stock options originally granted in 2005.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors is comprised of three independent directors and operates under a written charter.

Management is responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with accounting standards generally accepted in the United States and to issue a report thereon. The Audit Committee has general responsibility for oversight of the accounting and financial processes of Lodgian and its subsidiaries, including oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualification and independence of our auditors and the performance of our internal audit function and independent auditors.

In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management reported to the Audit Committee that our consolidated financial statements for the 2007 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committee, as amended.

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards No. 1 Independence Discussions with Audit Committees and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors, other than audit services, is compatible with maintaining the independent auditors’ independence and compliance with applicable laws and regulations as well as the rules of AMEX.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and that they be filed with the Securities and Exchange Commission. The Audit Committee also has recommended the selection of Deloitte & Touche LLP as our independent auditors.

Submitted by,

Stephen P. Grathwohl, Chairman
Stewart J. Brown
Michael J. Grondahl

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Lodgian did not enter into any related party transactions during 2007.

Our Policy on Business Ethics addresses any conflicts of interests on the part of any employees or directors that might cast doubt on an employee’s or director’s ability to act objectively. In addition to setting guidelines, the Policy on Business Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Further, all related party transactions involving our directors or executive officers are reviewed by the Audit Committee, in accordance with the AMEX corporate governance rules.

In addition, on January 30, 2007, our board of directors adopted a written statement of policy with respect to related party transactions that governs transactions between the Company and (i) a senior officer or director of the Company, (ii) a stockholder owning in excess of 5% of the Company, (iii) a person who is an immediate family member of a senior official or director, or (iv) an entity which is owned or controlled by someone listed in clauses (i), (ii) or (iii) above, or an entity in which someone listed in clauses (i), (ii), or (iii) above has a substantial ownership interest or control of such entity. Under this statement of policy, (i) the Audit Committee must approve or ratify a related party transaction and must determine that the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the related party transaction must be approved by the disinterested members of the board of directors, and (iii) if the related party transaction involves compensation, it must be approved by the Compensation Committee. The statement of policy also provides that, where a significant opportunity is presented to the Company’s management or a member of the board of directors that may equally be available to the Company, before such opportunity may be consummated, such opportunity must be presented to the board of directors for consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of the common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us, we believe that during 2007, all applicable directors, executive officers and 10% stockholders filed all required Section 16(a) forms on a timely basis, except for James A. MacLennan, who did not file a timely Form 4 relating to the disposition of 3,785 shares to the Company on March 1, 2007, in order to satisfy tax withholding obligations associated with the vesting of certain shares of restricted stock. Mr. MacLennan filed a Form 4 related to this transaction on March 7, 2007.

PROPOSAL 2
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to stockholder approval, the Audit Committee of the board of directors has appointed the firm of Deloitte & Touche LLP, independent registered public accountants, to be Lodgian’s independent certified public auditors for the fiscal year ending December 31, 2008. Deloitte & Touche LLP also served as Lodgian’s independent certified public auditors for each of the fiscal years ended December 31, 2002 through 2007. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2007 and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q for the respective years total $1,360,025 and $1,216,740, respectively.

Audit-Related Fees

Deloitte & Touche LLP provided other audit-related services for assurance and related services during the fiscal years ended December 31, 2006 and 2007. The aggregate fees billed or expected to be billed for these services total $170,000 and $125,000, respectively.

Tax Fees

During the fiscal years ended December 31, 2006 and 2007, Deloitte & Touche LLP also provided services related to sales, use and property tax compliance. The aggregate fees for these services totaled $348,413 and $105,001, respectively.

All Other Fees

There were no other fees billed by Deloitte & Touche LLP for other services for 2006 and 2007.

Audit Committee Approval

All fees paid to Deloitte & Touche LLP in 2007 and all services performed were approved by the Audit Committee in accordance with the Audit Committee’s Charter.

Consideration of Non-Audit Services Provided by the Independent Auditors

The Audit Committee has pre-approved authority for all non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the

Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors.

Vote Required and Board Recommendation

Approval of the ratification of the appointment of our independent auditors will require the affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote.

The board of directors recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as Lodgian’s independent auditors for the year ending December 31, 2008.

OTHER BUSINESS

The board of directors does not intend to bring any other business before the meeting, and, as far as is known by the board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of Lodgian’s 2007 Annual Report to Stockholders, including audited financial statements, was mailed to all of our stockholders, along with this proxy statement. The Annual Report to Stockholders, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS AND COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM LODGIAN OR ARE AVAILABLE ON THE COMPANY’S WEBSITE, WWW.LODGIAN.COM. ANY REQUESTS FOR COPIES SHOULD BE DIRECTED TO LODGIAN, INC., 3445 PEACHTREE ROAD, N.E., SUITE 700, ATLANTA, GEORGIA 30326. ATTENTION: INVESTOR RELATIONS DEPARTMENT.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement is solicited by the Lodgian board of directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of Lodgian, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Lodgian may reimburse brokers and other persons holding shares in their names or in the name of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Rules of the Securities and Exchange Commission require that we receive any proposal by a stockholder of Lodgian for consideration at the 2009 annual meeting of stockholders no later than November 24, 2008 to be eligible for inclusion in our proxy materials for the 2009 annual meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.

In addition, our Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2009 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s stock ownership and identity, to our corporate secretary not earlier than January 23, 2009, nor later than

February 23, 2009. However, in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever occurs first.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

March 17, 2008
Atlanta, Georgia

COMMON STOCK PROXY
Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Peter T. Cyrus and Daniel E. Ellis, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Lodgian, Inc. held of record by the undersigned on March 10, 2008, at the Annual Meeting of Stockholders to be held on April 24, 2008, or any adjournment or postponement thereof, as designated hereon and in their discretion as to other matters.
     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” each nominee for director and “FOR” the ratification of the appointment of Deloitte & Touche as the independent registered public accountants for Lodgian, Inc. The proxies will vote the shares represented by this proxy in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.
     I PLAN TO ATTEND MEETING       ☐
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 and “FOR” PROPOSAL 2.

Proposal 1 – Election of the following Nominees as Directors:

☐ FOR all Nominees listed below (except as marked to the contrary)	☐ WITHHELD For all Nominees listed below

Nominees: Stewart J. Brown, Alex R. Lieblong, Paul J. Garity, Peter T. Cyrus, Michael J. Grondahl, W. Blair Allen, Mark S. Oei

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)
Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as our independent public auditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date:

Signature:

Signature if held jointly:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE